Exhibit T3E-2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

x
:
In re:	:	Chapter 11
:
CHC GROUP LTD. et al.,	:	Case No. 16–31854 (BJH)
:
:
	:	(Jointly Administered)
Debtors.	:
:
x

SECOND AMENDED JOINT CHAPTER 11 PLAN OF

CHC GROUP LTD. AND ITS AFFILIATED DEBTORS

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BY THE BANKRUPTCY COURT, BUT SUCH APPROVAL HAS NOT BEEN GRANTED TO DATE.

WEIL, GOTSHAL & MANGES LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Telephone: (214) 746-7700

Facsimile: (214) 746-7777

– and –

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Attorneys for Debtors and Debtors in Possession

Dated: December 19, 2016

Dallas, Texas

	Table of Contents

ARTICLE I.	Definitions and Interpretation	1

1.1	Definitions	1

1.2	Interpretation; Application of Definitions; Rules of Construction	22

1.3	Reference to Monetary Figures	22

1.4	Consent Rights of Consenting Creditor Parties	22

1.5	Controlling Document.	23

ARTICLE II.	Administrative Expense Claims, Fee Claims, and Priority Tax Claims	23

2.1	Treatment of Administrative Expense Claims	23

2.2	Treatment of Professional Fee Claims	23

2.3	Treatment of Priority Tax Claims	24

ARTICLE III.	Classification of Claims and Interests	24

3.1	Classification in General	24

3.2	Grouping of Debtors for Convenience Only	25

3.3	Summary of Classification of Claims and Interests	25

3.4	Separate Classification of Other Secured Claims	26

3.5	Elimination of Vacant Classes	26

3.6	Voting Classes; Presumed Acceptance by Non-Voting Classes	26

3.7	Voting; Presumptions; Solicitation	26

3.8	Cramdown	26

3.9	No Waiver	27

ARTICLE IV.	Treatment of Claims and Interests	27

4.1	Class 1: Other Priority Claims	27

4.2	Class 2: Other Secured Claims	27

4.3	Class 3: Revolving Credit Agreement Claims	28

4.4	Class 4: ABL Credit Agreement Claims	28

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4.5	Class 5: Senior Secured Notes Claims	29

4.6	Class 6: Unsecured Notes Claims	29

4.7	Class 7: General Unsecured Claims	30

4.8	Class 8: Convenience Claims	30

4.9	Class 9: Intercompany Claim	31

4.10	Class 10: Existing CHC Interests	31

4.11	Class 11: Intercompany Interests	31

4.12	Debtors’ Rights in Respect of Unimpaired Claims	31

4.13	Treatment of Vacant Classes	32

ARTICLE V.	Means for Implementation; Post-Effective Date Governance	32

5.1	Continued Corporate Existence	32

5.2	Restructuring Transactions	32

5.3	Exit Revolving Credit Facility	33

5.4	Amended and Restated ABL Credit Facility	33

5.5	PK Financing Facility	33

5.6	Authorization, Issuance, and Delivery of New Membership Interests	34

5.7	New Second Lien Convertible Notes	34

5.8	New Unsecured Notes	34

5.9	Reorganized CHC Operating Agreement	35

5.10	Cancellation of Certain Existing Agreements	35

5.11	Release of Liens	36

5.12	Officers and Boards of Directors	37

5.13	Management Incentive Plan	37

5.14	New Intercreditor Agreement	37

5.15	Registration Rights	37

5.16	Rights Offering	38

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5.17	Intercompany Interests	38

5.18	Tax Matters	38

5.19	Separability	38

5.20	Settlement of Claims and Controversies	39

5.21	Limited Consolidation for Primary General Unsecured Claims Distribution	39

5.22	Adjustment of Primary General Unsecured Claims Distribution and Secondary General Unsecured Claims Distribution	40

5.23	Restructuring Expenses	40

ARTICLE VI.	Distributions	40

6.1	Distributions Generally	40

6.2	Plan Funding	40

6.3	No Postpetition Interest on Claims	41

6.4	Date of Distributions	41

6.5	Distribution Record Date	41

6.6	Disbursing Agent	41

6.7	Delivery of Distributions	41

6.8	Unclaimed Property	42

6.9	Satisfaction of Claims	42

6.10	Manner of Payment Under Plan	42

6.11	Fractional Shares and Notes and De Minimis Cash Distributions	42

6.12	No Distribution in Excess of Amount of Allowed Claim	43

6.13	Allocation of Distributions Between Principal and Interest	43

6.14	Exemption from Securities Laws	43

6.15	Setoffs and Recoupments	43

6.16	Rights and Powers of Disbursing Agent	44

6.17	Withholding and Reporting Requirements	44

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ARTICLE VII.	Procedures for Resolving Claims	45

7.1	Disputed Claims Generally	45

7.2	Objections to Professional Fee Claims	45

7.3	Estimation of Claims	45

7.4	Claim Resolution Procedures Cumulative	45

7.5	Resolution of Disputed Claims	46

7.6	No Distributions Pending Allowance	46

7.7	Disputed Claims Reserve	46

7.8	Distributions After Allowance	47

ARTICLE VIII.	Executory Contracts and Unexpired Leases	48

8.1	Assumption and Rejection of Executory Contracts and Unexpired Leases	48

8.2	Determination of Cure Disputes and Deemed Consent	49

8.3	Rejection	49

8.4	Survival of the Debtors’ Indemnification Obligations	50

8.5	Compensation and Benefit Plans	50

8.6	Insurance Policies	50

8.7	Reservation of Rights	51

ARTICLE IX.	Conditions Precedent to the Occurrence of the Effective Date	51

9.1	Conditions Precedent to the Effective Date	51

9.2	Waiver of Conditions Precedent	52

ARTICLE X.	Effect of Confirmation	53

10.1	Binding Effect	53

10.2	Vesting of Assets	53

10.3	Discharge of Claims Against and Interests in the Debtors	53

10.4	Term of Pre-Confirmation Injunctions and Stays	54

10.5	Injunction Against Interference with Plan	54

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10.6	Plan Injunction	54

10.7	Releases	55

10.8	Exculpation	56

10.9	Injunction Related to Releases and Exculpation	57

10.10	Subordinated Claims	57

10.11	Waiver of Certain Avoidance Actions	57

10.12	Retention of Causes of Action and Reservation of Rights	57

10.13	Ipso Facto and Similar Provisions Ineffective	58

ARTICLE XI.	Retention of Jurisdiction	58

11.1	Retention of Jurisdiction	58

ARTICLE XII.	Miscellaneous Provisions	60

12.1	Amendments	60

12.2	Revocation or Withdrawal of Plan	60

12.3	Dissolution of Creditors’ Committee	60

12.4	Post-Effective Date Committee	61

12.5	Exemption from Certain Transfer Taxes	61

12.6	Payment of Statutory Fees	61

12.7	Severability	62

12.8	Governing Law	62

12.9	Immediate Binding Effect	62

12.10	Successors and Assigns	62

12.11	Entire Agreement	62

12.12	Computing Time	63

12.13	Exhibits to Plan	63

12.14	Expedited Tax Determination	63

12.15	Notices	63

12.16	Reservation of Rights	65

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Each of CHC Group Ltd., 6922767 Holding SARL, Capital Aviation Services B.V., CHC Cayman ABL Borrower Ltd., CHC Cayman ABL Holdings Ltd., CHC Cayman Investments I Ltd., CHC Den Helder B.V., CHC Global Operations (2008) ULC, CHC Global Operations Canada (2008) ULC, CHC Global Operations International ULC, CHC Helicopter (1) S.à r.l., CHC Helicopter (2) S.à r.l., CHC Helicopter (3) S.à r.l., CHC Helicopter (4) S.à r.l., CHC Helicopter (5) S.à r.l., CHC Helicopter Australia Pty Ltd, CHC Helicopter Holding S.à r.l., CHC Helicopter S.A., CHC Helicopters (Barbados) Limited, CHC Helicopters (Barbados) SRL, CHC Holding (UK) Limited, CHC Holding NL B.V., CHC Hoofddorp B.V., CHC Leasing (Ireland) Limited, CHC Netherlands B.V., CHC Norway Acquisition Co AS, Heli-One (Netherlands) B.V., Heli-One (Norway) AS, Heli-One (U.S.) Inc., Heli-One (UK) Limited, Heli-One Canada ULC, Heli-One Holdings (UK) Limited, Heli-One Leasing (Norway) AS, Heli-One Leasing ULC, Heli-One USA Inc., Heliworld Leasing Limited, Integra Leasing AS, Lloyd Bass Strait Helicopters Pty. Ltd., Lloyd Helicopter Services Limited, Lloyd Helicopter Services Pty. Ltd., Lloyd Helicopters International Pty. Ltd., Lloyd Helicopters Pty. Ltd., and Management Aviation Limited (each, a “ Debtor” and collectively, the “ Debtors”) proposes the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in Section 1.1 below.

ARTICLE I.	DEFINITIONS AND INTERPRETATION.

1.1	Definitions.

The following terms shall have the respective meanings specified below:

ABL Credit Agreement means that certain Credit Agreement, dated as of June, 12, 2015 (as amended, restated, supplemented or otherwise modified from time to time), by and among CHC Cayman ABL Borrower Ltd., as borrower, the lenders party thereto from time to time, the ABL Credit Facility Administrative Agent, and the ABL Credit Facility Collateral Agent, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, restated, modified, or supplemented from time to time prior to the Petition Date).

ABL Credit Agreement Claim means any Claim arising under or related to the ABL Credit Agreement or any other Loan Documents, including all Obligations, including Obligations in respect of Hedging Agreements entered into with Hedging Affiliates and/or Bank Products Agreements entered into with any Bank Products Affiliate (as each such term is defined in the ABL Credit Agreement).

ABL Credit Facility means, collectively, all advances and other extensions of credit made to the Debtors under the ABL Credit Agreement.

ABL Credit Facility Administrative Agent means Morgan Stanley Senior Funding, Inc., solely in its capacity as administrative agent under the ABL Credit Agreement, and together with any of its successors in such capacity.

ABL Credit Facility Collateral Agent means BNP Paribas S.A., solely in its capacity as collateral agent under the ABL Credit Agreement, and together with any of its successors in such capacity.

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ABL Allowed Primary General Unsecured Claim means a Seventy-Eight Million Dollar ($78,000,000) Allowed General Unsecured Claim against the Estate of CHC Cayman ABL Borrower LTD., as borrower under the ABL Credit Agreement.

ABL Allowed Secondary General Unsecured Claims mean a Seventy-Eight Million Dollar ($78,000,000) Allowed General Unsecured Claim against each of the Estates of CHC Cayman ABL Holdings LTD., CHC Helicopter Holdings S.À R.L., CHC Helicopter S.A., and 6922767 Holdings SARL, as guarantors under the ABL Credit Agreement.

ABL Lender Parties means Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank, N.A., BNP Paribas S.A., Natixis, New York Branch, and Deutsche Bank AG New York Branch, each as lenders under the ABL Credit Agreement, the ABL Credit Facility Administrative Agent, and the ABL Credit Facility Collateral Agent.

Accredited Investor means an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

Additional Consenting Parties means each of the other beneficial owners (or investment managers or advisors for the beneficial owners) of the Senior Secured Notes, Unsecured Notes, or Claims against the Debtors, in each case, that becomes a party to the Plan Support Agreement from and after October 11, 2016 in accordance with its terms by executing and delivering a Joinder Agreement (as defined in the Plan Support Agreement), together with any of their respective successors and permitted assigns under the Plan Support Agreement.

Administrative Expense Claim means any Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) the Professional Fee Claims; (c) the Milestone Administrative Expense Claim; (d) the Put Option Premium, to the extent paid in cash pursuant to the terms and conditions of the Backstop Agreement; and (e) the Restructuring Expenses.

Aircraft Equipment means an aircraft, aircraft engine, propeller, appliance, or spare part (each as defined in section 40102 of title 49 of the United States Code) that is subject to a security interest granted by, leased to, or conditionally sold to any of the Debtors, including all records and documents relating to such equipment.

Aircraft Sublease means any agreement relating to any sublease (including, without limitation, any sub-sublease) of Aircraft Equipment, including, without limitation, any sublease agreement and any security assignment of sublease agreement or of any insurances maintained by the sublessee, or of any insurance or other proceeds of any such sublease agreement or security assignment.

Allowed means, (a) with respect to any Claim, (i) any Claim arising on or before the Effective Date (A) that is not Disputed, or (B) as to which all such challenges have been determined by a Final Order to the extent such challenges are determined in favor of the respective holder, (ii) any Claim that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors in a Final Order of the Bankruptcy Court, (iii) any Claim expressly allowed by Final Order of the Bankruptcy Court, (iv) any Claim expressly allowed under this Plan, (v) any Claim that is listed in the Schedules as liquidated, non-contingent and undisputed, and (vi) any Administrative Expense Claim (A) that was incurred by a Debtor in the ordinary course of business before the Effective Date to the extent due and owing without defense, offset, recoupment or counterclaim of any kind, and (B) that is not otherwise Disputed; and (b) with respect to any Interest, such Interest is reflected as outstanding in the stock transfer ledger or similar register of any of the Debtors on the Distribution Record Date and is not subject to any objection or challenge. If a Claim is Allowed only in part, any provisions hereunder with respect to Allowed Claims are applicable solely to the Allowed portion of such Claim.

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Amended and Restated ABL Credit Agreement means the Revolving Credit Agreement, as amended and restated, substantially in the form contained in the Plan Supplement and the terms of which shall be consistent in all material respects with those set forth in the Amended and Restated ABL Credit Facility Term Sheet.

Amended and Restated ABL Credit Facility means that certain asset-backed loan credit facility provided to the Reorganized Debtors pursuant to the Amended and Restated ABL Credit Agreement.

Amended and Restated ABL Credit Facility Documents means, collectively, the Amended and Restated ABL Credit Agreement and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements and collateral documentation).

Amended and Restated ABL Credit Facility Term Sheet means that term sheet approved on November 29, 2016 at Docket No. 1298.

Amended By-Laws means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated by-laws (including any articles of association, operating agreement (including the Reorganized CHC Operating Agreement), or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), a substantially final form of which will be contained in the Plan Supplement to the extent they contain material changes to the existing document, and the terms of which shall be consistent in all material respects with the Plan Term Sheet (as defined in, and attached to, the Plan Support Agreement) and otherwise acceptable to the Requisite Plan Sponsors in their sole discretion, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties).

Amended Certificate of Incorporation means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated certificate of incorporation (including any operating agreement (including the Reorganized CHC Operating Agreement), memorandum of association or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), a substantially final form of which will be contained in the Plan Supplement, to the extent it contains material changes to the existing document, and the terms of which shall be consistent in all material respects with the Plan Term Sheet and otherwise acceptable to the Requisite Plan Sponsors in their sole discretion, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties).

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Asset means all of the right, title, and interest in and to property of whatever type or nature (including real, personal, mixed, intellectual, tangible, and intangible property).

Avoidance Actions means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by any of the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 502(d), 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a) of the Bankruptcy Code, or under similar or related state or federal statutes and common law.

Backstop Agreement means that certain Backstop Agreement, dated as of October 11, 2016, by and among CHC Parent and the Backstop Parties.

Backstop Commitment means the obligation of the Backstop Parties to purchase the New Second Lien Convertible Notes in the Rights Offering in the amounts set forth in Exhibit A to the Backstop Agreement, pursuant to the terms and conditions of the Backstop Agreement.

Backstop Parties means certain of the Plan Sponsors and the Individual Creditor Parties, together with any of their respective successors and permitted assigns pursuant to the terms and conditions of the Backstop Agreement, that have agreed to backstop the Rights Offering under the Backstop Agreement, each in its capacity as such.

Ballot means the applicable form or forms of ballot(s) to be distributed to holders of Claims entitled to vote on the Plan and on which the acceptance or rejection of the Plan is to be indicated.

Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

Bankruptcy Court means the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code or the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

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Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

Canadian Court means the Supreme Court of British Columbia.

Canadian Recognition Proceeding means the proceeding commenced before the Canadian Court by CHC Parent, as foreign representative of the Debtors, on September 30, 2016, under Part IV of the Companies’ Creditors Arrangement Act, seeking, among other things, recognition of the Chapter 11 Cases as “foreign mai n proceedings” (ii) recognition of CHC Parent as the foreign representative of the Debtors; (iii) recognition of certain orders granted by the Bankruptcy Court in the Chapter 11 Cases; and (iv) a stay of all proceedings against the Canadian Debtors and their directors and officers.

Cash means legal tender of the United States of America.

Cash Collateral Order means, collectively, (a) the interim orders authorizing the use of prepetition collateral and cash collateral entered by the Bankruptcy Court on May 07, 2016 [Docket No. 61]; June 08, 2016 [Docket No. 274]; July 08, 2016 [Docket No. 570]; August 09, 2016 [Docket No. 734]; September 02, 2016 [Docket No. 831]; September 23, 2016 [Docket No. 906]; October 21, 2016 [Docket No. 1045]; November 7, 2016 [Docket No. 1146]; December 6, 2016 [Docket No. 1292]; and December ___, 2016 [Docket No. ___] and (b) the final order authorizing and granting such relief, entered by the Bankruptcy Court on [January __, 2017] [Docket No. __].

Cause of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, Lien, indemnity, contribution, guarantee, suit, obligation, liability, debt, damage, judgment, account, defense, remedy, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. For the avoidance of doubt, Cause of Action includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claims under any state or foreign law, including any fraudulent transfer or similar claims.

Cayman Proceedings means any proceedings in the Cayman Islands necessary to effectuate the Restructuring.

Chapter 11 Case means, with respect to a Debtor, such Debtor’s case under chapter 11 of the Bankruptcy Code commenced on May 5, 2016 in the Bankruptcy Court, jointly administered with all other Debtors’ cases under chapter 11 of the Bankruptcy Code, and styled In re CHC Group Ltd., et al., Ch. 11 Case No. 16-31854 (BJH).

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CHC Parent means CHC Group Ltd., a Cayman Islands exempted company.

Claim means a “claim” against a Debtor, as such term is defined in section 101(5) of the Bankruptcy Code.

Class means any group of Claims or Interests classified under this Plan pursuant to section 1122(a) of the Bankruptcy Code.

Collateral means any Asset of an Estate that is subject to a Lien securing the payment or performance of a Claim, which Lien is valid and has not been avoided under the Bankruptcy Code or applicable nonbankruptcy law.

Confirmation Date means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order.

Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

Confirmation Order means the order of the Bankruptcy Court, together with all exhibits, appendices, supplements, and related documents, confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties.

Consenting Creditor Parties means the Milestone Parties, the Plan Sponsors, the Creditors’ Committee, the Individual Creditor Parties, and the Additional Consenting Parties.

Convenience Claim means any Claim against the Debtors that would otherwise be a Primary General Unsecured Claim that is (i) Allowed in the Convenience Claim Amount or less, or (ii) irrevocably reduced to the Convenience Claim Amount at the election of the holder of the Allowed Primary General Unsecured Claim evidenced on the Ballot submitted by such holder; provided, however, that a Primary General Unsecured Claim may not be subdivided into multiple Claims of the Convenience Claim Amount or less for purposes of receiving treatment as a Convenience Claim; provided, further, however that, to the extent that a holder of a Convenience Claim against a Debtor holds any joint and several liability claims, guaranty claims, or other similar claims against any other Debtors arising from or relating to the same obligations or liability as such Convenience Claim, such holder shall only be entitled to a distribution on one Convenience Claim against the Debtors in full and final satisfaction of all such Claims.

Convenience Claim Amount means One Hundred Thousand Dollars ($100,000), or such greater amount as may be agreed to among the Debtors and the Creditors’ Committee.

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Convenience Claim Distribution Amount means the aggregate amount of Cash distributed to holders of Allowed Convenience Class Claims against all Debtors, which amount shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate.

Creditors’ Committee means the statutory committee of unsecured claimholders appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as same may be constituted from time to time.

Cure Amount means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary (a) to cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) to permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

Cure Dispute means a pending objection regarding assumption, cure, “adequate assurance of future performance” (within the meanin g of section 365 of the Bankruptcy Code), or other issues related to assumption of an executory contract or unexpired lease.

Cure Notice means a notice of a proposed Cure Amount to be paid in connection with an executory contract or unexpired lease to be assumed or assumed and assigned under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include (i) procedures for objecting to proposed assumptions or assumptions and assignments of executory contracts and unexpired leases, (ii) any Cure Amount to be paid in connection therewith, and (iii) procedures for resolution by the Bankruptcy Court of any related disputes.

Debtor has the meaning set forth in the introductory paragraph of this Plan.

Debtor in Possession means, with respect to a Debtor, that Debtor in its capacity as a debtor in possession pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

Disallowed means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of this Plan not to be Allowed.

Disbursing Agent means any Entity in its capacity as a disbursing agent under Section 6.6 hereof, including any Debtor, or Reorganized Debtor, as applicable, that acts in such a capacity.

Disclosure Statement means the Disclosure Statement for this Plan, as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018, and other applicable law, which shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties.

Disclosure Statement Order means the order entered by the Bankruptcy Court approving the Disclosure Statement.

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Disputed means, with respect to a Claim, (a) any Claim, proof of which was timely and properly filed, which is disputed under Section 7.1 of this Plan or as to which the Debtors have interposed and not withdrawn an objection or request for estimation (pursuant to Section 7.3 of this Plan or otherwise) that has not been determined by a Final Order, (b) any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed, (c) any Claim that is listed in the Schedules as unliquidated, contingent, or disputed, or (d) any Claim that is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved, or overruled by a Final Order.

Disputed Claims Reserve means the reserve established pursuant to and governed by Section 7.7 of this Plan.

Distribution Record Date means the Effective Date.

DTC means the Depository Trust Company, a limited-purpose trust company organized under the New York State Banking Law.

Effective Date means the date which is the first Business Day selected by the Debtors on which (a) all conditions to the effectiveness of this Plan set forth in Section 9.1 hereof have been satisfied or waived in accordance with the terms of this Plan and (b) no stay of the Confirmation Order is in effect.

Eligible Offeree means a holder or transferee of an Allowed Senior Secured Notes Claim or an Allowed Unsecured Notes Claim, in each case who is an Accredited Investor as of the Rights Offering Record Date.

Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

Estate means the estate of a Debtor created under section 541 of the Bankruptcy

Code.

Exculpated Parties means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Plan Sponsors; (c) the Disbursing Agent; (d) the Senior Secured Notes Indenture Trustee; (e) the Secured Parties Collateral Agent; (f) the Milestone Parties and the Milestone Trustees; (g) the Creditors’ Committee and its current and former members; (h) the Unsecured Notes Indenture Trustee; (i) the Individual Creditor Parties; (j) the Backstop Parties; (k) the ABL Lender Parties; and (l) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

Existing CHC Interests means all Interests in CHC Parent immediately prior to the Effective Date, including all options, warrants, ordinary and preferred shares.

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Exit Revolving Credit Agreement means the Revolving Credit Agreement, as amended and restated, substantially in the form contained in the Plan Supplement, and the terms of which shall be reasonably acceptable to the Debtors, the Creditors’ Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties.

Exit Revolving Credit Facility means that certain revolving credit facility provided to the Reorganized Debtors pursuant to the Exit Revolving Credit Agreement.

Exit Revolving Credit Facility Agent means ________________, solely in its capacity as administrative agent under the Exit Revolving Credit Agreement, and together with any of its successors in such capacity.

Exit Revolving Credit Facility Documents means, collectively, the Exit Revolving Credit Agreement and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements and collateral documentation).

Final Order means an order, ruling, or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) which has not been modified, amended, reversed, vacated or stayed and as to which (A) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing is then pending or (B) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Bankruptcy Rule 8002; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause an order not to be a Final Order.

General Unsecured Claim means any Claim that is (a) not an Administrative Expense Claim, a Professional Fee Claim, a Priority Tax Claim, an Other Priority Claim, an Other Secured Claim, a Revolving Credit Agreement Claim, a Senior Secured Note Claim, an ABL Credit Agreement Claim (other than the ABL Allowed General Unsecured Claim), an Unsecured Notes Claim, a Senior Secured Notes Deficiency Claim, an Intercompany Claim, or a Convenience Claim, or (b) otherwise determined by an order of the Bankruptcy Court to be a General Unsecured Claim, including, for the avoidance of doubt, the Milestone Allowed General Unsecured Claim.

Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

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Impaired means, with respect to a Claim, Interest, or a Class of Claims or Interests, “impaired” within the meaning of such te rm in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

Indenture Trustees means the Senior Secured Notes Indenture Trustee and the Unsecured Notes Indenture Trustee.

Individual Creditor Parties means Solus Alternative Asset Management LP and Marble Ridge Capital LP, as beneficial holders, or investment advisors or managers for the account of such beneficial holders of Unsecured Notes, together with any of their respective successors and permitted assigns under the Plan Support Agreement that have executed the Plan Support Agreement.

Intercompany Claim means any Claim against a Debtor held by either another Debtor or by a non-debtor affiliate of a Debtor. For the avoidance of doubt, any Claims against a Debtor held by either another Debtor or by a non-debtor affiliate of a Debtor that has otherwise been assigned by such Debtor or non-debtor affiliate to a third-party is not an Intercompany Claim.

Intercompany Interest means an Interest in a Debtor other than CHC Parent held by another Debtor or by a non-debtor affiliate of a Debtor.

Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all ordinary shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, that existed immediately before the Effective Date.

Issuing Banks has the meaning ascribed to such term in the Revolving Credit

Agreement.

Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

Local Rules means the local bankruptcy rules of the Bankruptcy Court.

Management Incentive Plan means the management incentive plan that will be adopted by the Reorganized Debtors on, or as soon as reasonably practicable after, the Effective Date, consistent with the terms set forth in the Plan Supplement.

Management Incentive Plan Securities means the New Membership Interests, or any options, warrants, or other securities, issued pursuant to the Management Incentive Plan.

Milestone means The Milestone Aviation Group Limited.

Milestone Administrative Expense Claim has the meaning ascribed to the term “Agreed Administrative Expense Claim” in the Milest one Term Sheet.

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Milestone Aircraft Lease Agreements means the Milestone Committed Aircraft Lease Agreements and the Milestone Incremental Aircraft Lease Agreements.

Milestone Committed Aircraft Lease Agreements means the Facility Documents and the Definitive Restructuring Documents in respect of the Committed Aircraft (as those terms are defined in the Milestone Term Sheet).

Milestone Incremental Aircraft Lease Agreements means Definitive Restructuring Documents entered into post-petition for the Incremental Aircraft (as those terms are defined in the Milestone Term Sheet).

Milestone Parties means collectively, The Milestone Aviation Group Limited; The Milestone Aviation Asset Holding Group No. 1 Ltd; The Milestone Aviation Asset Holding Group No. 8 Ltd; The Milestone Aviation Asset Holding Group No. 20 Ltd; The Milestone Aviation Asset Holding Group No. 25 Ltd; Milestone Export Leasing, Limited; GE Capital Equipment Finance Ltd; and GE European Equipment Finance (Aircraft No. 2) Limited.

Milestone Trustees has the meaning ascribed to such term in the Milestone Term

Sheet.

Milestone Term Sheet means that certain term sheet, dated as of October 11, 2016, by and among CHC Parent and The Milestone Aviation Group Limited, attached as Exhibit C to the Plan Support Agreement, and all exhibits, schedules, and annexes, including the PK Commitment Letter, related thereto, as may be amended pursuant to the terms thereof.

Milestone Allowed General Unsecured Claim means the Allowed General Unsecured Claim of the Milestone Parties in the amounts set forth in the Milestone Term Sheet.

New Board means the initial five (5) member board of managers of Reorganized CHC comprised of: (a) the Chief Executive Officer, Karl Fessenden; (b) three (3) managers selected by the Requisite Plan Sponsors in their sole discretion, but after consultation with the Chief Executive Officer; and (c) one (1) independent manager selected by the Requisite Plan Sponsors in their sole discretion, but after consultation with the Creditors’ Committee and the Individual Creditor Parties, and in each instance as disclosed in the Plan Supplement.

New Intercreditor Agreement means that certain Intercreditor Agreement, to be entered into on the Effective Date, if necessary, by and between the Exit Revolving Credit Facility Agent and the New Second Lien Convertible Notes Indenture Trustee, substantially in the form contained in the Plan Supplement and the terms of which shall be reasonably acceptable to the Debtors, the Creditors’ Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties.

New Membership Interest means one of the ordinary membership interests of Reorganized CHC to be issued on the Effective Date.

New Second Lien Convertible Notes means the New Second Lien Convertible Notes due three-and-a-half years from the Effective Date, issued pursuant to the New Second Lien Convertible Notes Indenture in the initial aggregate principal amount of Four Hundred Sixty-Four Million One Hundred Forty-Eight Thousand One Hundred Forty-Eight Dollars ($464,148,148).

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New Second Lien Convertible Notes Documents means, collectively, the New Second Lien Convertible Notes Indenture and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements and collateral documentation).

New Second Lien Convertible Notes Indenture means that certain Indenture, to be dated as of the Effective Date, by and among Reorganized CHC, the guarantors party thereto, and the New Second Lien Convertible Notes Indenture Trustee, substantially in the form contained in the Plan Supplement and the terms of which shall be reasonably acceptable to the Debtors, the Creditors’ Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties.

New Second Lien Convertible Notes Indenture Trustee means ________________, solely in its capacity as indenture trustee under the New Second Lien Convertible Notes Indenture.

New Unsecured Notes means the New Unsecured Notes due seven (7) years from the Effective Date issued pursuant to the New Unsecured Notes Indenture in the aggregate principal amount of Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000), less the Convenience Claim Distribution Amount.

New Unsecured Notes Indenture means that certain Indenture, to be dated as of the Effective Date, by and among Reorganized CHC, the guarantors party thereto, and the New Unsecured Notes Indenture Trustee, substantially in the form contained in the Plan Supplement and the terms of which shall be reasonably acceptable to the Debtors, the Creditors’ Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties.

New Unsecured Notes Indenture Trustee means ___________________, solely in its capacity as indenture trustee under the New Unsecured Notes Indenture.

Non-Eligible Offeree means a holder of an Allowed Senior Secured Notes Claim or an Allowed Unsecured Notes Claim that is not an Accredited Investor as of the Rights Offering Record Date.

Other Priority Claim means any claim asserting a priority described in section 507(a) of the Bankruptcy Code that is not: (a) an Administrative Expense Claim; (b) a Professional Fee Claim; or (c) a Priority Tax Claim.

Other Secured Claim means any Secured Claim against a Debtor other than a Revolving Credit Agreement Claim, an ABL Credit Agreement Claim, or a Senior Secured Notes Claim.

Person means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code, or other entity (as defined in section 101(15) of the Bankruptcy Code).

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Petition Date means May 5, 2016.

PK means PK Transportation Finance Ireland Limited.

PK Financing Commitment Letter means the financing commitment letter from PK for a One Hundred Fifty Million Dollar ($150,000,000) asset backed debt facility in the form attached as Exhibit B to the Milestone Term Sheet, as approved by the Bankruptcy Court on ________ [Docket No. ____].

PK Financing Facility Documents means collectively, any and all agreements, documents, and instruments delivered or entered into in connection with the PK Financing Facility (including any guarantee agreements and collateral documentation) substantially in the forms contained in the Plan Supplement.

PK Financing Facility means the senior secured asset backed term loan facility between PK and a group of other lenders to be arranged by PK, as lenders, and a special purpose company incorporated in Ireland wholly owned by CHC Parent, as the borrower, for the purpose of acquiring and/or refinancing certain aircraft as contemplated by the PK Financing Commitment Letter, such facility to be utilized through one drawdown per aircraft.

Plan means this joint chapter 11 plan of reorganization, including all appendices, exhibits, schedules, and supplements hereto (including any appendices, schedules, and supplements to the Plan that are contained in the Plan Supplement), all as may be modified from time to time in accordance with the Bankruptcy Code, the terms hereof, and the terms of the Plan Support Agreement.

Plan Distribution means the payment or distribution of consideration to holders of Allowed Claims under this Plan.

Plan Document means any document, other than this Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, each of which, for the avoidance of doubt, is a Restructuring Document (as defined in the Plan Support Agreement), and includes, without limitation, any document included in the Plan Supplement, the Amended and Restated ABL Credit Facility Documents, PK Financing Facility Documents (if applicable), Amended Certificate of Incorporation, Amended By-Laws, Exit Revolving Credit Facility Documents, New Intercreditor Agreement, New Second Lien Convertible Notes Documents, the Registration Rights Agreement and the Reorganized CHC Operating Agreement.

Plan Equity Value means the agreed equity value of the New Membership Interests, which equity value is Five Hundred Forty-Three Million Five Hundred Thousand Dollars ($543,500,000) (assuming conversion of the New Second Lien Convertible Notes in full).

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Plan Sponsors means the beneficial holders, or investment advisors or managers for the account of such beneficial holders, of Senior Secured Notes that have executed the Plan Support Agreement, and which are listed on Exhibit A to the Plan Term Sheet (as defined in, and attached to, the Plan Support Agreement).

Plan Supplement means a supplemental appendix to this Plan which shall be consistent with the Plan Support Agreement and contain, among other things, substantially final forms of the Management Incentive Plan term sheet, the Amended Certificates of Incorporation of the applicable Reorganized Debtors, the Amended By-Laws of the applicable Reorganized Debtors, the Reorganized CHC Operating Agreement, the Exit Revolving Credit Agreement, the Amended and Restated ABL Credit Agreement, the PK Financing Facility Documents (if applicable), the New Second Lien Convertible Notes Indenture, the New Unsecured Notes Indenture, the New Intercreditor Agreement (if applicable), the Schedule of Assumed Contracts and Leases, the Schedule of Rejected Contracts and Leases, the Schedule of Assumed Aircraft Leases, the Schedule of Rejected Aircraft Leases, the Schedule of Assumed Compensation and Benefit Plans, and, with respect to the members of the New Board and officers of the Reorganized Debtors, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code; provided, that, through the Effective Date, the Debtors shall have the right to amend the documents contained in, and the exhibits to, the Plan Supplement in accordance with the terms of this Plan and the Plan Support Agreement. Each of the Plan Supplement documents shall be in form and substance reasonably acceptable to the Debtors, the Creditors Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties, provided however that all Governance Matters (as defined in the Plan Support Agreement) shall be consistent in all material respects with the Plan Term Sheet, and determined by the Requisite Plan Sponsors in their sole discretion, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties), and otherwise in accordance with the Plan Support Agreement. The Plan Supplement shall be filed with the Bankruptcy Court no later than ten (10) calendar days before the Voting Deadline.

Plan Support Agreement means that certain Plan Support Agreement (including all exhibits thereto), dated as of October 11, 2016, by and among the Debtors and the Consenting Creditor Parties, as may be amended, restated, or otherwise modified in accordance with its terms, and as approved by the Support Agreements Approval Order.

Plan Term Sheet has the meaning ascribed to “Term Sheet” in the Pla n Support

Agreement.

Post-Effective Date Committee means the committee established pursuant to Section 12.4 hereof.

Post-Effective Date Committee Fee Cap means a cap of Five Hundred Thousand Dollars ($500,000) in the aggregate on the fees and expenses of the Post-Effective Date Committee.

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Postpetition Aircraft Agreement means an agreement (including leases, subleases, security agreements, and mortgages and any amendments, modifications, or supplements of or to any lease, sublease, security agreement, or mortgage, and such leases, subleases, security agreements, guarantee agreements, or mortgages as so amended, modified, or supplemented, and any agreement settling or providing for any Claims or other otherwise addressing any matters relating to any lease, sublease, security agreement, mortgage or any amendment, modification, or supplement of or to any lease, sublease, security agreement, or mortgage) entered into by the Debtors relating to Aircraft Equipment and either (i) set forth on the Schedule of Assumed Aircraft Leases or the Schedule of Rejected Aircraft Leases in Plan Supplement or (ii) entered into subsequent to the filing of such schedules and identified by the Debtors as a Postpetition Aircraft Agreement in a filing with the Bankruptcy Court.

Prepetition Note Indentures means the Senior Secured Notes Indenture and the Unsecured Notes Indenture.

Primary General Unsecured Claim means (i) a General Unsecured Claim against the Debtors, other than (a) any guaranty claim or other similar claims arising from or relating to the same obligations or liability as such General Unsecured Claim (including Claims arising out of a security or collateral assignment by one Debtor to the extent such Claim secures or otherwise supports any primary obligation of another Debtor entity), or (b) a General Unsecured Claim arising out of an Aircraft Sublease, and (ii) the ABL Primary General Unsecured Claim.

Primary General Unsecured Claims Distribution means collectively, (i) five-point-seven percent (5.7%) of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which shall equate to point-eight percent (0.8%) of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan), and (ii) Seventeen Million Nine Hundred Seventy-Nine Thousand Six Hundred Forty-Eight Dollars ($17,979,648) of the New Unsecured Notes.

Priority Tax Claim means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

Pro Rata means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class.

Professional Fee Claim means any Claims for accrued fees and expenses (including success fees) for services rendered and expenses incurred by Professional Persons, subject to the Court’s approved interim compensation procedures from the Petition Date through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court. For the avoidance of doubt, the fees and expenses of the Indenture Trustees and all other Restructuring Expenses do not constitute Professional Fee Claims.

Professional Person means any Person retained by order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, 330, 503(b), or 1103 of the Bankruptcy Code, excluding any ordinary course professional retained pursuant to an order of the Bankruptcy Court.

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Put Option Premium means a nonrefundable aggregate premium (a) payable on the Effective Date to the Backstop Parties in New Second Lien Convertible Notes in a principal amount of Thirty Million Eight Hundred Fourteen Thousand Eight Hundred Fifteen Dollars ($30,814,815) or (b) payable in cash if the Backstop Agreement is terminated prior to the Effective Date, in each case pursuant to the terms and conditions of the Backstop Agreement.

QIB means a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.

Registration Rights Agreement means one or more registration agreements that may be entered into on the Effective Date by the Registration Rights Parties, terms of which shall be consistent in all material respects with the Plan Term Sheet and otherwise acceptable to the Requisite Plan Sponsors in their sole discretion, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties).

Registration Rights Parties means Reorganized CHC and the Plan Sponsors.

Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the applicable Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a contractual provision or such applicable law allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable or contractual rights to which the Claim entitles the holder thereof.

Released Parties means, collectively, and in each case solely in their capacities as such: (a) the Debtors; (b) the Plan Sponsors; (c) the Backstop Parties; (d) the Senior Secured Notes Indenture Trustee; (e) the Secured Parties Collateral Agent; (f) the Milestone Parties, the Milestone Trustees, and PK; (g) the Creditors’ Committee and its current and former members (h) the Unsecured Notes Indenture Trustee; (i) the Individual Creditor Parties; (j) the ABL Lender Parties, and (k) with respect to each of the foregoing Entities, such Entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such Entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

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Releasing Parties means (i) the holders of all Claims or Interests who vote to accept this Plan, (ii) the holders of Claims or Interests that are Unimpaired under this Plan, (iii) the holders of Claims or Interests whose vote to accept or reject this Plan is solicited but who do not vote either to accept or to reject this Plan, and (iv) the holders of Claims or Interests who vote to reject this Plan but do not opt out of granting the releases set forth herein.

Reorganized CHC means a new Cayman limited liability company, which will acquire all of the Assets of the CHC Parent on the Effective Date in accordance with this Plan and the Cayman Proceedings.

Reorganized CHC Operating Agreement means the operating agreement for Reorganized CHC, the terms of which shall be consistent in all material respects with the Plan Term Sheet and otherwise be acceptable to the Requisite Plan Sponsors in their sole discretion, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties).

Reorganized Debtors means the Debtors, as reorganized as of the Effective Date in accordance with this Plan, and Reorganized CHC.

Requisite Plan Sponsors means, as of any date of determination, the Plan Sponsors that are providing at least a majority of the Plan Sponsors’ aggregate Backstop Commitments in respect of the Rights Offering.

Restructuring means the financial and operational restructuring of the Debtors, the principal terms of which are set forth in this Plan and the Plan Supplement.

Restructuring Expenses means the fees and expenses payable pursuant to the Cash Collateral Order, the Plan Support Agreement, the Backstop Agreement, and the Amended and Restated ABL Credit Facility Term Sheet.

Restructuring Transactions means the one or more transactions outlined in Exhibit D to the Disclosure Statement, which shall also be included in the Plan Supplement (and may be amended and supplemented therein).

Revolving Credit Agreement means that certain Credit Agreement, dated as of January 23, 2014 (as amended, restated, supplemented or otherwise modified from time to time), by and among CHC Helicopter S.A., CHC Global Operations International Inc., CHC Global Operations (2008) Inc., Heli-One Canada Inc., Heli-One Leasing Inc., CHC Den Helder B.V., CHC Holding NL B.V., CHC Netherlands B.V., CHC Norway Acquisition Co AS, and Heli-One (Norway) AS, as borrowers, the lenders and Issuing Banks party thereto from time to time, the Revolving Credit Facility Administrative Agent, and the Secured Parties Collateral Agent, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, restated, modified, or supplemented from time to time prior to the Petition Date).

Revolving Credit Agreement Claim means any Claim arising under or related to the Revolving Credit Agreement or any other Loan Documents, including all Secured Obligations, including Secured Obligations consisting of Cash Management Obligations and/or Hedging Obligations (as each such term is defined in the Revolving Credit Agreement), which claims shall be Allowed in the aggregate amount of Three Hundred Eighty-Three Million Twenty Thousand Eight Hundred Eighty-Six Dollars ($383,020,886).

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Revolving Credit Facility means, collectively, all advances and other extensions of credit made to the Debtors under the Revolving Credit Agreement.

Revolving Credit Facility Administrative Agent means HSBC Bank PLC., solely in its capacity as administrative agent under the Revolving Credit Agreement, and together with any of its successors in such capacity.

Revolving Credit Facility Lenders means the lenders party to the Revolving Credit Agreement, solely in their capacity as such.

Rights Offering means that certain rights offering pursuant to which each Eligible Offeree is entitled to receive Subscription Rights to acquire the New Second Lien Convertible Notes in accordance with the Rights Offering Procedures.

Rights Offering Procedures means the procedures for the implementation of the Rights Offering, as approved by the Bankruptcy Court pursuant to the Disclosure Statement Order and included in Section XIII of the Disclosure Statement.

Rights Offering Record Date means the date established in the Rights Offering Procedures as the record date for determining the holders of Allowed Senior Secured Notes Claims or Allowed Unsecured Notes Claims entitled to receive the Subscription Rights.

Schedule of Assumed Aircraft Leases means the schedule of unexpired aircraft leases to be assumed and, if applicable, assigned, by the Debtors, to be filed as part of the Plan Supplement, which schedule shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Requisite Plan Sponsors.

Schedule of Assumed Compensation and Benefit Plans means the schedule of employment and severance policies, and compensation and benefits plans, policies and programs of the Debtors to be assumed by the Debtors, to be filed as part of the Plan Supplement, which schedule shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Requisite Plan Sponsors.

Schedule of Assumed Contracts and Leases means the schedule of executory contracts and unexpired leases to be assumed, and, if applicable, assigned, by the Debtors, to be filed as part of the Plan Supplement, which schedule shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Requisite Plan Sponsors.

Schedule of Rejected Aircraft Leases means the schedule of unexpired aircraft leases to be rejected by the Debtors, to be filed as part of the Plan Supplement, which schedule shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Requisite Plan Sponsors.

Schedule of Rejected Contracts and Leases means the schedule of executory contracts and unexpired leases to be rejected by the Debtors, to be filed as part of the Plan Supplement, which schedule shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Requisite Plan Sponsors.

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Schedules means, the schedules of assets and liabilities, statements of financial affairs, lists of holders of Claims and Interests, and all amendments or supplements thereto filed by the Debtors with the Bankruptcy Court.

Secondary General Unsecured Claim means (i) a General Unsecured Claim that is a guaranty claim, or other similar claims arising from or relating to the same obligations or liability as a Primary General Unsecured Claim (including Claims arising out of a security or collateral assignment by one Debtor to the extent such Claim secures or otherwise supports any primary obligation of another Debtor entity) asserted against any Debtor other than the Debtor against which the Primary General Unsecured Claim is asserted, (ii) a General Unsecured Claim arising out of an Aircraft Sublease, and (iii) the ABL Allowed Secondary General Unsecured Claims.

Secondary General Unsecured Claims Distribution means collectively, (i) five-point-nine percent (5.9%) of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which shall equate to point-nine percent (0.9%) of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan), and (ii) Eighteen Million Seven Hundred Seventy Thousand Three Hundred Fifty-Two Dollars ($18,770,352) of the New Unsecured Notes.

Secondary Recovery Debtors means 6922767 Holding SARL, Capital Aviation Services B.V., CHC Helicopter Australia Pty Ltd, CHC Helicopter S.A., CHC Helicopters (Barbados) Limited, CHC Helicopters (Barbados) SRL, Heli-One Leasing (Norway) AS, or Heli-One Leasing ULC.

Secured Claim means a Claim to the extent (a) secured by a valid, perfected and enforceable Lien on property of a Debtor’s Estate, the amount of which is equal to or less than the value of such property (i) as set forth in this Plan, (ii) as agreed to by the holder of such Claim and the Debtors, or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or (b) subject to any setoff right of the holder of such Claim under section 553 of the Bankruptcy Code.

Secured Parties Collateral Agent means HSBC Corporate Trustee Company (UK) Limited, in its capacity as collateral agent under the Revolving Credit Facility and the Senior Secured Notes, and together with any of its successors in such capacity.

Securities Act means the Securities Act of 1933, as amended.

Security means any “security” as such term is defined in section 101(49) of the Bankruptcy Code.

Senior Secured Notes means the 9.25% Senior Secured Notes due 2020 issued pursuant to the Senior Secured Notes Indenture in the aggregate principal amount outstanding of One Billion Fourteen Million Two Hundred Eighty-Nine Thousand Two Hundred Dollars ($1,014,289,200).

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Senior Secured Notes Claim means any Claim arising from, or related to, the Senior Secured Notes Indenture and the Senior Secured Notes, including all accrued prepetition interest, fees, and other expenses due under the Senior Secured Notes and Senior Secured Notes Indenture, including the Senior Secured Notes Indenture Trustee Expenses, and any related guarantee claims.

Senior Secured Notes Deficiency Claim means any portion of the Senior Secured Notes Claim that is an unsecured Claim.

Senior Secured Notes Indenture means that certain Indenture, dated as of October 4, 2010, by and among CHC Helicopter S.A., as issuer, each of the guarantors named therein, the Senior Secured Notes Indenture Trustee, and the Secured Parties Collateral Agent, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time).

Senior Secured Notes Indenture Trustee means The Bank of New York Mellon, solely in its capacity as indenture trustee under the Senior Secured Notes Indenture.

Senior Secured Notes Indenture Trustee Charging Lien means the Lien that secures repayment of the Senior Secured Notes Indenture Trustee Expenses, as provided for in section 7.07(d) of the Senior Secured Notes Indenture.

Senior Secured Notes Indenture Trustee Expenses means any reasonable and documented fees and out-of-pocket costs and expenses, incurred prior to or after the Petition Date by the Senior Secured Notes Indenture Trustee that are required to be paid under the Senior Secured Notes Indenture. Such amounts shall include, without limitation: (i) any extraordinary expenses incurred by the Senior Secured Notes Indenture Trustee that are required to be paid under the Senior Secured Notes Indenture, and (ii) the reasonable, documented, out-of-pocket costs and expenses of, and reasonable and documented unpaid legal fees and expenses actually incurred by counsel to the Senior Secured Notes Indenture Trustee in connection with the Chapter 11 Cases and the distributions to the holders of Senior Secured Notes Claims.

Senior Secured Notes Subscription Rights means the Subscription Rights to participate in Two Hundred Eighty Million Dollars ($280,000,000) of the Rights Offering for the New Second Lien Convertible Notes (the number of New Membership Interests issuable upon conversion of such New Second Lien Convertible Notes will be equal to 74.41% of the New Membership Interests on a fully diluted basis (but subject to dilution for the Management Incentive Plan) as of the Effective Date (i.e., Four Hundred Four Million Four Hundred Forty-Four Thousand Four Hundred Forty-Four Dollars ($404,444,444) face amount of the New Second Lien Convertible Notes as of the Effective Date)).

Subscription Rights means the rights to purchase New Second Lien Convertible Notes in accordance with the Rights Offering Procedures.

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Support Agreements means, collectively, the Plan Support Agreement, the Backstop Agreement, the Milestone Term Sheet, and all exhibits, schedules, annexes and agreements related to each of the foregoing, including, without limitation, the PK Financing Commitment Letter (as defined in the Plan Support Agreement).

Support Agreements Approval Order means the order of the Bankruptcy Court entered on [December __, 2016] [Docket No. __] approving the Support Agreements.

Tax Code means the Internal Revenue Code of 1986, as amended from time to time.

Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of suc h term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

Unsecured Notes means the 9.375% Unsecured Notes due 2021 issued pursuant to the Unsecured Notes Indenture in the aggregate principal amount outstanding of Ninety-Four Million Seven Hundred Thirty-Two Thousand Three Hundred Dollars ($94,732,300).

Unsecured Notes Claim means any Claim arising from, or related to, the Unsecured Notes Indenture and the Unsecured Notes, including all accrued prepetition interest, fees, and other expenses due under the Unsecured Notes and Unsecured Notes Indenture, including the Unsecured Notes Indenture Trustee Expenses, and any related guarantee claims.

Unsecured Notes Indenture means that certain Indenture, dated as of May 13, 2013 (as amended, modified, or otherwise supplemented from time to time), by and among CHC Helicopter S.A., as issuer, each of the guarantors named therein, and The Bank of New York Mellon, as original indenture trustee, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time prior to the Petition Date).

Unsecured Notes Indenture Trustee means the Law Debenture Trust Company of New York, solely in its capacity as successor indenture trustee under the Unsecured Notes Indenture, and together with any of its successors in such capacity.

Unsecured Notes Indenture Trustee Charging Lien means the Lien that secures repayment of the Unsecured Notes Indenture Trustee Expenses, as provided for in section 7.07(d) of the Unsecured Notes Indenture.

Unsecured Notes Indenture Trustee Expenses means any reasonable and documented fees and out-of-pocket costs and expenses, incurred prior to or after the Petition Date by the Unsecured Notes Indenture Trustee that are required to be paid under the Unsecured Notes Indenture. Such amounts shall include, without limitation: (i) any extraordinary expenses incurred by the Unsecured Notes Indenture Trustee that are required to be paid under the Unsecured Notes Indenture, and (ii) the reasonable, documented, out-of-pocket costs and expenses of, and reasonable and documented unpaid legal fees and expenses actually incurred by counsel to the Unsecured Notes Indenture Trustee in connection with the Chapter 11 Cases and the distributions to the holders of Unsecured Notes Claims.

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Unsecured Notes Subscription Rights means the Subscription Rights to participate in Twenty Million Dollars ($20,000,000) of the Rights Offering for the New Second Lien Convertible Notes (the number of New Membership Interests issuable upon conversion of such New Second Lien Convertible Notes will be equal to 5.32% of the New Membership Interests on a fully diluted basis (but subject to dilution for the Management Incentive Plan) as of the Effective Date (i.e., Twenty-Eight Million Eight Hundred Eighty-Eight Thousand Eight Hundred Eighty-Nine Dollars ($28,888,889) face amount of the New Second Lien Convertible Notes as of the Effective Date)).

U.S. Trustee means the United States Trustee for Region 6.

Voting Deadline means the deadline established by the Bankruptcy Court by which ballots accepting or rejecting the Plan must be received by the Debtors’ solicitation agent.

1.2	Interpretation; Application of Definitions; Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in or exhibit to this Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “ hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein and have the same meaning as “in this Plan,” “of this Plan,” “to this Plan,” and “under this Plan,” respectively. The words “includ es” and “including” are not limiting and shall be read to include “without limitation”. The headi ngs in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the reference document shall be substantially in that form or substantially on those terms and conditions; (c) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (d) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

1.3	Reference to Monetary Figures.

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America unless otherwise expressly provided.

1.4	Consent Rights of Consenting Creditor Parties.

Notwithstanding anything herein to the contrary, any and all consent rights of the respective Consenting Creditor Parties set forth in the Plan Support Agreement with respect to the form and substance of this Plan, the Plan Supplement, the other Plan Documents, and any other Restructuring Documents (as defined in the Plan Support Agreement), including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section 1.1 hereof) and fully enforceable as if stated in full herein.

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1.5	Controlling Document.

In the event of an inconsistency between this Plan and any instrument or document in the Plan Supplement, the terms of the relevant instrument or document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document. In the event of an inconsistency between this Plan, the Disclosure Statement, or any exhibit or schedule to the Disclosure Statement, this Plan shall control. As of the Effective Date, in the event of an inconsistency between this Plan and the Plan Support Agreement, this Plan shall control. The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of this Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of this Plan.

ARTICLE II.	ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS, AND PRIORITY TAX CLAIMS.

2.1	Treatment of Administrative Expense Claims.

Except with respect to Professional Fee Claims and Priority Tax Claims, and to the extent that a holder of an Allowed Administrative Expense Claim and the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtors, as applicable, agree to a less favorable treatment, on the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Administrative Expense Claim shall receive, in full and final satisfaction of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims that arise in the ordinary course of the Debtors’ business including Administrative Expense Claims arising from or with respect to the sale of goods or services on or after the Petition Date, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to such transactions, without further action by the holders of such Administrative Expense Claims or further approval by the Bankruptcy Court.

2.2	Treatment of Professional Fee Claims.

All Professional Persons seeking payment of Professional Fee Claims shall file, no later than sixty (60) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court and shall be paid in full, in Cash. The Reorganized Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval. For the avoidance of doubt, this Section of the Plan shall not be applicable to any Restructuring Expenses, which shall be paid pursuant to Section 5.23 of the Plan.

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2.3	Treatment of Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim and the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtors, as applicable, agree to a less favorable treatment, on the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Tax Claim shall receive, at the option of the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtors, as applicable, in full and final satisfaction of such Allowed Priority Tax Claim, (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) equal annual installment payments in Cash, of a total value, as of the Effective Date, equal to the Allowed amount of such Claim, over a period ending not later than five (5) years after the Petition Date, or (iii) treatment in a manner not less favorable than the most favored non-priority unsecured claim provided for by this Plan; provided, that Allowed Priority Tax Claims that arise in the ordinary course of the Debtors’ business, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to such transactions, including this Plan, without further action by the holders of such Administrative Expense Claims or further approval by the Bankruptcy Court.

ARTICLE III.	CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1	Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class, provided, however, that any Claim classified in Class 7 shall not be classified in any other Class.

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3.2	Grouping of Debtors for Convenience Only.

The Plan groups the Debtors together solely for the purpose of describing treatment of Claims and Interests under this Plan and confirmation of this Plan. Although this Plan applies to all of the Debtors, the Plan constitutes forty-three (43) distinct chapter 11 plans, one for each Debtor, except with respect to the Class 7 consolidation for distribution purposes only set forth in Section 5.21 herein, and for voting and distribution purposes, each Class of Claims will be deemed to contain sub-classes for each of the Debtors, to the extent applicable. To the extent there are no Allowed Claims or Interests with respect to a particular Debtor, such Class is deemed to be omitted with respect to such Debtor. Except as otherwise provided herein, to the extent a holder has a Claim that may be asserted against more than one Debtor, the vote of such holder in connection with such Claims shall be counted as a vote of such Claim against each Debtor against which such holder has a Claim. The grouping of the Debtors in this manner shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal Entities, or cause the transfer of any Assets, and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal Entities.

3.3	Summary of Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in each Debtor and specifies which Classes are: (a) Impaired and Unimpaired under this Plan; (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code; and (c) deemed to accept or reject this Plan with respect to such Debtor:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Other Priority Claims	Unimpaired	No (Deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 3	Revolving Credit Agreement Claims	Impaired	Yes
Class 4	ABL Credit Agreement Claims	Impaired	Yes
Class 5	Senior Secured Notes Claims	Impaired	Yes
Class 6	Unsecured Notes Claims	Impaired	Yes
Class 7	General Unsecured Claims	Impaired	Yes
Class 8	Convenience Claims	Impaired	Yes
Class 9	Intercompany Claims	Unimpaired	No (Deemed to accept)
Class 10	Existing CHC Interests	Impaired	No (Deemed to reject)
Class 11	Intercompany Interests	Unimpaired	No (Deemed to accept)

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3.4	Separate Classification of Other Secured Claims.

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within this Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing another Other Secured Claim, shall be treated as being in a separate sub-Class for the purposes of receiving Plan Distributions.

3.5	Elimination of Vacant Classes.

With respect to each Debtor, any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan for purposes of voting to accept or reject this Plan, and disregarded for purposes of determining whether this Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

3.6	Voting Classes; Presumed Acceptance by Non-Voting Classes

With respect to each Debtor, if a Class contains Claims eligible to vote and no holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the holders of such Claims in such Class.

3.7	Voting; Presumptions; Solicitation.

(a)          Acceptance by Certain Impaired Classes. Only holders of Allowed Claims in Classes 3, 4, 5, 6, 7, and 8 are entitled to vote to accept or reject this Plan. An Impaired Class of Claims shall have accepted this Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Classes 3, 4, 5, 6, 7, and 8 will receive ballots containing detailed voting instructions.

(b)          Deemed Acceptance by Unimpaired Classes. Holders of Claims and Interests in Classes 1, 2, 9, and 11 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject this Plan.

(c)          Deemed Rejection by Impaired Classes. Holders of Existing CHC Interests in Class 10 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Existing CHC Interests are not entitled to vote to accept or reject the Plan.

3.8	Cramdown.

For any Class of Claims entitled to vote on this Plan that does not vote to accept this Plan, the Debtors will either (a) seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify this Plan in accordance with the terms hereof and the Bankruptcy Code.

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3.9	No Waiver.

Nothing contained in this Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim.

ARTICLE IV.	TREATMENT OF CLAIMS AND INTERESTS.

4.1	Class 1: Other Priority Claims.

(a)         Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Priority Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Other Priority Claim and the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtor, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Priority Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Allowed Other Priority Claim, at the option of the Debtors, with consent of the Requisite Plan Sponsors and the Creditors’ Committee, not be unreasonably withheld, or the Reorganized Debtor, as applicable, (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code; provided, that Other Priority Claims that arise in the ordinary course of the Debtors’ business, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to such transactions without further action by the holders of such Other Priority Claims or further approval by the Bankruptcy Court.

(b)          Impairment and Voting: Allowed Other Priority Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Priority Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Priority Claims.

4.2	Class 2: Other Secured Claims.

(a)         Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Other Secured Claim and the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtor, as applicable, agree to less favorable treatment, each holder of an Allowed Other Secured Claim shall, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or Reorganized Debtors: (i) be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or to receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default; (ii) Cash in an amount equal to the Allowed amount of such Claim as determined in accordance with section 506(a) of the Bankruptcy Code, on the later of the initial distribution date under this Plan and thirty (30) days after the date such Other Secured Claim is Allowed (or as soon thereafter as is practicable); or (iii) receive the Collateral securing its Allowed Other Secured Claim on the later of the initial distribution date under this Plan and the date such Other Secured Claim becomes an Allowed Other Secured Claim (or as soon thereafter as is reasonably practicable).

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(b)         Impairment and Voting: Allowed Other Secured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

4.3	Class 3:Revolving Credit Agreement Claims.

(a)         Treatment: On the Effective Date, or as soon as practicable thereafter, holders of Allowed Revolving Credit Agreement Claims shall receive, in full and final satisfaction of such Allowed Revolving Credit Agreement Claims, such holder’s Pro Rata share of the Exit Revolving Credit Facility.

(b)         Impairment and Voting: Allowed Revolving Credit Agreement Claims are Impaired. Holders of Allowed Revolving Credit Agreement Claims are entitled to vote on this Plan.

4.4	Class 4: ABL Credit Agreement Claims.

(a)         Treatment: On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed ABL Credit Agreement Claim shall receive, in full and final satisfaction and discharge of such holder’s rights with respect to and under such Allowed ABL Credit Agreement Claim and, in accordance with the Amended and Restated ABL Credit Facility Term Sheet, its Pro Rata share of: (i) the Amended and Restated ABL Credit Agreement; (ii) distributions on account of the ABL Allowed Primary General Unsecured Claim and ABL Allowed Secondary General Unsecured Claim, which Allowed General Unsecured Claims shall receive treatment in accordance with Section 4.7 hereof; and (iii) the Exit Payment (as defined in the Amended and Restated ABL Credit Facility Term Sheet).

(b)         Impairment and Voting: Allowed ABL Credit Agreement Claims are Impaired. Holders of Allowed ABL Credit Agreement Claims are entitled to vote on this Plan.

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4.5	Class 5: Senior Secured Notes Claims.

(a)          Treatment: On or as soon as practicable after the Effective Date, each holder of a Senior Secured Notes Claim, which Claims are deemed Allowed in the aggregate amount of not less than One Billion Sixty-Seven Million Eight Hundred and Thirty-Two Thousand Five Hundred and Seventy-Six Dollars ($1,067,832,576) through the Petition Date, including accrued prepetition interest, plus fees and other expenses due under the Senior Secured Notes and Senior Secured Notes Indenture, including Senior Secured Notes Indenture Trustee Expenses, shall receive, in full and final satisfaction and discharge of such holder’s rights with respect to and under such Allowed Senior Secured Notes Claim, and, in accordance with the Restructuring Transactions, (A) other than the Senior Secured Notes Indenture Trustee, its Pro Rata share of: (i) seventy-nine-and-a-half percent (79.5%) of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which shall equate to eleven-point-six percent 11.6% of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan); and (ii) (x) to the extent such holder is an Eligible Offeree, the Senior Secured Notes Subscription Rights and (y) to the extent such holder is a Non-Eligible Offeree, its share (calculated pursuant to the Rights Offering Procedures) of up to one percent (1%) of the New Membership Interests otherwise distributable to holders of Allowed Senior Secured Notes Claims (after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan) and (B) to the Senior Secures Notes Indenture Trustee, Cash in amount equal to the Senior Secured Notes Indenture Trustee Expenses outstanding as of the Effective Date. Any unclaimed portion of New Membership Interests otherwise available to Non-Eligible Offerees holding Allowed Senior Secured Notes Claims shall be distributed Pro Rata to all holders of Allowed Senior Secured Notes Claims. Upon acceptance of the Plan by Class 5, all holders of Senior Secured Notes Claim shall be deemed to have agreed to forgo any distribution in respect of their Senior Secured Notes Deficiency Claim. Distributions received under the Plan by holders of Allowed Senior Secured Notes Claims shall be subject to the Senior Secured Notes Indenture Trustee Charging Lien if the Senior Secured Notes Indenture Trustee Expenses are not paid pursuant to this Section 4.5(a).

(b)          Impairment and Voting: Allowed Senior Secured Notes Claims are Impaired. Holders of Allowed Senior Secured Notes Claims are entitled to vote on this Plan.

4.6	Class 6: Unsecured Notes Claims.

(a)          Treatment: On or as soon as practicable after the Effective Date, each holder of an Allowed Unsecured Notes Claim, which Claims are deemed Allowed in the aggregate amount of not less than Ninety-Eight Million Five Hundred Thirty-One Thousand Four Hundred and Sixty Dollars ($98,531,460) through the Petition Date, including accrued prepetition interest, plus fees and other expenses due under the Unsecured Notes and Unsecured Notes Indenture, including the Unsecured Notes Indenture Trustee Expenses, shall receive, in full and final satisfaction and discharge of such holder’s rights with respect to and under such Allowed Unsecured Notes Claim, and, in accordance with the Restructuring Transactions, (A) other than the Unsecured Notes Indenture Trustee, its Pro Rata share of: (i) eight-point-nine percent (8.9%) of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which shall equate to one-point-three percent (1.3%) of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan); and (ii) (x) to the extent such holder is an Eligible Offeree, the Unsecured Notes Subscription Rights or (y) to the extent such holder is a Non-Eligible Offeree, its share (calculated pursuant to the Rights Offering Procedures) of up to zero-point-one percent (0.1%) of the New Membership Interests otherwise distributable to holders of Allowed Unsecured Notes Claims (after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan) and (B) to the Unsecured Notes Indenture Trustee, Cash in amount equal to the Unsecured Notes Indenture Trustee Expenses outstanding as of the Effective Date. Any unclaimed portion of New Membership Interests otherwise available to Non-Eligible Offerees holding Allowed Unsecured Notes Claims shall be distributed Pro Rata to all holders of Allowed Unsecured Notes Claims. Distributions received under the Plan by holders of Allowed Unsecured Notes Claims shall be subject to the Unsecured Notes Indenture Trustee Charging Lien if the Unsecured Notes Indenture Trustee Expenses are not paid pursuant to this Section 4.6(a).

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(b)          Impairment and Voting: Allowed Unsecured Notes Claims are Impaired. Holders of Allowed Unsecured Notes Claims are entitled to vote on this Plan.

4.7	Class 7: General Unsecured Claims.

(a)          Treatment: Each holder of an Allowed General Unsecured Claim against the Debtors shall receive, in full and final satisfaction and discharge of such holder’s rights with respect to and under such Allowed General Unsecured Claim, and, in accordance with the Restructuring Transactions: (i) on account of its Allowed Primary General Unsecured Claim, its Pro Rata share of the Primary General Unsecured Claims Distribution, plus (ii) on account of any Allowed Secondary General Unsecured Claim against one or more Secondary Recovery Debtors, if applicable, its Pro Rata share of the Secondary General Unsecured Claims Distribution allocated to the applicable Secondary Recovery Debtor against which it holds an Allowed Secondary General Unsecured Claim, as set forth on and in accordance with the schedule attached to the Disclosure Statement as Exhibit C. For the avoidance of doubt, if a holder of Allowed General Unsecured Claims holds an Allowed Secondary General Unsecured Claim against any Debtor that is not a Secondary Recovery Debtor, such holder shall not receive any additional recoveries on account of such claim.

(b)          Impairment and Voting: Allowed General Unsecured Claims are Impaired. Holders of Allowed General Unsecured Claims are entitled to vote on this Plan.

4.8	Class 8: Convenience Claims

(a)          Treatment: Except to the extent that a holder of an Allowed Convenience Claim and the Debtors, with the consent of the Creditors’ Committee, which shall not be unreasonably withheld, or the Reorganized Debtors, as applicable, agree to less favorable treatment, each holder of an Allowed Convenience Claim shall receive, on the later of (i) the Effective Date and (ii) the date on which such Convenience Claim becomes Allowed, or, in each case, as soon as reasonably practicable thereafter, in full and final satisfaction of such Allowed Convenience Claim, the lesser of (i) payment in full in Cash, or (ii) its Pro Rata share of the Convenience Claims Distribution Amount. Allowed Convenience Claims shall not include interest from and after the Petition Date or include any penalty on such Claim.

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(b)          Impairment and Voting: Allowed Convenience Claims are Impaired. Holders of Allowed Convenience Claims are entitled to vote on this Plan.

4.9	Class 9: Intercompany Claim

(a)          Treatment: All Allowed Intercompany Claims shall be adjusted, continued, or discharged, in each case in a manner reasonably acceptable to the Debtors or Reorganized Debtors, as applicable, the Requisite Plan Sponsors, and the Creditors’ Committee. All Intercompany Claims between any Debtor and a nondebtor affiliate shall be Unimpaired under this Plan.

(b)          Impairment and Voting: All Allowed Intercompany Claims are either Unimpaired or are deemed Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan. Therefore, holders of Allowed Intercompany Claims are not entitled to vote on this Plan.

4.10	Class 10: Existing CHC Interests.

(a)          Treatment: As soon as reasonably practicable following the Effective Date, CHC Parent shall be liquidated or voluntarily struck-off. Holders of Existing CHC Interests shall not receive or retain any property under the Plan or pursuant to the Cayman Proceedings on account of such Interests.

(b)          Impairment and Voting: Existing CHC Interests are Impaired. Holders of Existing CHC Interests are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Existing CHC Interests are not entitled to vote to accept or reject this Plan.

4.11	Class 11: Intercompany Interests.

(a)          Treatment: Intercompany Interests are Unimpaired. On the Effective Date, all Allowed Intercompany Interests shall be Reinstated.

(b)          Impairment and Voting: Allowed Intercompany Interests are Unimpaired. Holders of Allowed Intercompany Interests are conclusively presumed to accept this Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject this Plan.

4.12	Debtors’ Rights in Respect of Unimpaired Claims.

Except as otherwise provided in this Plan, nothing under this Plan shall affect the rights of the Reorganized Debtors in respect of any Unimpaired Claim, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.

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4.13	Treatment of Vacant Classes.

Any Claim or Interest in a Class that is considered vacant under Section 3.5 of this Plan shall receive no Plan Distribution.

ARTICLE V.	MEANS FOR IMPLEMENTATION; POST-EFFECTIVE DATE GOVERNANCE.

5.1	Continued Corporate Existence.

Except as otherwise provided in this Plan or pursuant to the Cayman Proceedings, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Incorporation and the Amended By-Laws. On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter. In addition, CHC Helicopter S.A. may convert to a S.a. r.l.; provided, however, that if such conversion occurs on or prior to the Effective Date, then such conversion shall be at the sole discretion of the Requisite Plan Sponsors, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties).

5.2	Restructuring Transactions

Pursuant to section 1123(a)(5)(D) of the Bankruptcy Code, on, or, unless specifically provided otherwise herein, prior to the Effective Date, or as soon thereafter as is reasonably practicable, the Debtors, subject to any consents required by the Plan Support Agreement, or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan including (a) the Restructuring Transactions; (b) the consummation of the transactions provided for under or contemplated by the Support Agreements; (c) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of this Plan and the Support Agreements and that satisfy the requirements of applicable law; (d) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and the Support Agreements; (e) the implementation and consummation of the Cayman Proceedings; and (f) all other actions that the Debtors, with the consent of the Creditors’ Committee and the Requisite Plan Sponsors, not to be unreasonably withheld, or Reorganized Debtors, as applicable, determine are necessary or appropriate and that are not inconsistent with this Plan.

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5.3	Exit Revolving Credit Facility

(a)          On the Effective Date, the Exit Revolving Credit Facility Documents or any other document necessary to effectuate the treatment of the Revolving Credit Agreement Claims shall be executed and delivered, and the Reorganized Debtors shall be authorized to execute, deliver and enter into the Exit Revolving Credit Facility Documents without the need for any further corporate action and without further action by the holders of Allowed Revolving Credit Agreement Claims.

(b)         On the Effective Date, (a) upon the granting of Liens in accordance with the Exit Revolving Credit Facility Documents, the lenders and collateral agent thereunder shall have valid, binding and enforceable Liens on the collateral specified in the Exit Revolving Credit Facility Documents; and (b) upon the granting of guarantees, mortgages, pledges, Liens and other security interests in accordance with the Exit Revolving Credit Facility Documents, the guarantees, mortgages, pledges, Liens and other security interests granted to secure the obligations arising under the Exit Revolving Credit Facility Documents shall be granted in good faith as an inducement to the lenders thereunder to convert to term loans and/or extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such Liens and security interests shall be as set forth in the Exit Revolving Credit Facility Documents.

5.4	Amended and Restated ABL Credit Facility

(a)         On the Effective Date, the Amended and Restated ABL Credit Facility Documents shall be executed and delivered, and the Reorganized Debtors shall be authorized to execute, deliver and enter into the Amended and Restated ABL Credit Facility Documents, without the need for any further corporate action and without further action by the holders of Allowed ABL Credit Agreement Claims.

(b)         On the Effective Date, (a) upon the granting of Liens in accordance with the Amended and Restated ABL Credit Facility Documents, the lenders and collateral agent thereunder shall have valid, binding and enforceable Liens on the collateral specified in the Amended and Restated ABL Credit Facility Documents; and (b) upon the granting of guarantees, mortgages, pledges, Liens and other security interests in accordance with the Amended and Restated ABL Credit Facility Documents, the guarantees, mortgages, pledges, Liens and other security interests granted to secure the obligations arising under the Amended and Restated ABL Credit Facility Documents shall be granted in good faith as an inducement to the lenders thereunder to convert to term loans and extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such Liens and security interests shall be as set forth in the Amended and Restated ABL Credit Facility Documents.

5.5	PK Financing Facility

(a)          On the Effective Date, the Reorganized Debtors shall be authorized, but not obligated, to execute, deliver, and enter into the PK Financing Facility Documents and take any additional actions as are necessary or appropriate to implement and effectuate the transactions contemplated by the PK Financing Commitment Letter, without the need for any further corporate, partnership, limited liability company or shareholder action.

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(b)          In the event that the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, determine to proceed with the PK Financing Facility, (i) the Debtors or the Reorganized Debtors, as applicable, shall be authorized to pay PK an Arrangement Fee (as defined in the PK Financing Commitment Letter) on the date the PK Financing Facility Documents are signed and a Commitment Fee (as defined in the PK Financing Commitment Letter) to PK on the Effective Date and (ii) substantially final forms of the PK Financing Facility Documents will be included in the Plan Supplement.

5.6	Authorization, Issuance, and Delivery of New Membership Interests

On the Effective Date, Reorganized CHC is authorized to issue or cause to be issued and shall issue the New Membership Interests, without the need for any further corporate, partnership, limited liability company or shareholder action.

5.7	New Second Lien Convertible Notes

(a)          On the Effective Date, the Reorganized Debtors and the New Second Lien Convertible Notes Indenture Trustee will enter into the New Second Lien Convertible Notes Indenture substantially in the form contained in the Plan Supplement, and the Reorganized Debtors shall be authorized to execute, deliver, and enter into the New Second Lien Convertible Notes Indenture and any related documents, without the need for any further corporate, partnership, limited liability company or shareholder action.

(b)           On the Effective Date, (a) upon the granting of Liens in accordance with the New Second Lien Convertible Notes Indenture, the holders of the New Second Lien Convertible Notes and the collateral agent thereunder shall have valid, binding and enforceable Liens on the collateral specified in the New Second Lien Convertible Notes Indenture and related guarantee and collateral documentation; and (b) upon the granting of guarantees, mortgages, pledges, Liens and other security interests in accordance with the New Second Lien Convertible Notes Indenture, the guarantees, mortgages, pledges, Liens and other security interests granted to secure the obligations arising under the New Second Lien Convertible Notes Indenture shall be granted in good faith and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such Liens and security interests shall be as set forth in the New Second Lien Convertible Notes Indenture and related guarantee and collateral documentation.

5.8	New Unsecured Notes

On the Effective Date, the Reorganized Debtors and the New Unsecured Notes Indenture Trustee will enter into the New Unsecured Notes Indenture substantially in the form contained in the Plan Supplement, and the Reorganized Debtors shall be authorized to execute, deliver, and enter into the New Unsecured Notes Indenture and any related documents, without the need for any further corporate, partnership, limited liability company or shareholder action.

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5.9	Reorganized CHC Operating Agreement.

On the Effective Date, Reorganized CHC and all the holders of the New Membership Interests then outstanding shall be deemed to be parties to the Reorganized CHC Operating Agreement, substantially in the form contained in the Plan Supplement, without the need for execution by any such holder. The Reorganized CHC Operating Agreement shall be binding on Reorganized CHC and all parties receiving, and all holders of, New Membership Interests of Reorganized CHC; provided, that regardless of whether such parties execute the Reorganized CHC Operating Agreement, such parties will be deemed to have signed the Reorganized CHC Operating Agreement, which shall be binding on such parties as if they had actually signed it.

5.10	Cancellation of Certain Existing Agreements.

(a)          Except as expressly provided herein, on the Effective Date, all notes, instruments, certificates evidencing debt of, or Interests in, the Debtors, including the Revolving Credit Agreement, the Senior Secured Notes, the ABL Credit Agreement Senior Secured Notes Indenture, Unsecured Notes, Unsecured Notes Indenture, the Existing CHC Interests, and all options and other entitlements to purchase and/or receive Existing CHC Interests, shall be deemed surrendered and cancelled and obligations of the Debtors thereunder shall be discharged; provided, however that any surrender and/or cancellation of the notes, instruments and certificates evidencing debt of, or Interests in, the Debtors shall only be with respect to the Debtors and Reorganized Debtors and shall not alter the rights or obligations of any parties other than the Debtors or their non-debtor affiliates vis-à-vis one another with respect to such agreements. On the Effective Date or, to the extent subject to the Cayman Proceeding, as soon as practicable after the Effective Date, all Existing CHC Interests and all options and other entitlements to purchase and/or receive Existing CHC Interests, and all instruments and documents evidencing the foregoing, shall be deemed surrendered and cancelled and obligations of the Debtors thereunder shall be discharged.

(b)           The Senior Secured Notes Indenture Trustee shall be released from all duties under the Senior Secured Notes Indenture; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date or subsection (a) of this Section 5.10, the Senior Secured Notes Indenture shall continue in effect to the extent necessary to: (i) enforce the rights, Claims and interests of the Senior Secured Notes Indenture Trustee vis-a-vis any parties other than the Debtors or their non-debtor affiliates, (ii) allow the holders of Allowed Senior Secured Notes Claims to receive distributions under the Plan from the Senior Secured Notes Indenture Trustee or from any other source, to the extent provided for under the Plan; (iii) preserve any rights of the Senior Secured Notes Indenture Trustee to payment of fees, expenses, indemnification obligations and Liens securing such right to payment from or on any money or property to be distributed in respect to the Senior Secured Notes Claims under this Plan or from the holders of Allowed Senior Secured Notes Claims, (iv) permit the Senior Secured Notes Indenture Trustees to enforce any obligation owed to it under the Plan, and (v) permit the Senior Secured Notes Indenture Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court.

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(c)           The Unsecured Notes Indenture Trustee shall be released from all duties under the Unsecured Notes Indenture; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date or subsection (a) of this Section 5.10, the Unsecured Notes Indenture shall continue in effect to the extent necessary to: (i) enforce the rights, Claims and interests of the Unsecured Notes Indenture Trustee vis-a-vis any parties other than the Debtors or their non-debtor affiliates, (ii) allow the holders of Allowed Unsecured Notes Claims to receive distributions under the Plan from the Unsecured Notes Indenture Trustee or from any other source, to the extent provided for under the Plan; (iii) preserve any rights of the Unsecured Notes Indenture Trustee to payment of fees, expenses, indemnification obligations and Liens securing such right to payment from or on any money or property to be distributed in respect to the Unsecured Notes Claims under this Plan or from the holders of Allowed Unsecured Notes Claims, (iv) permit the Unsecured Notes Indenture Trustees to enforce any obligation owed to it under the Plan, and (v) permit the Unsecured Notes Indenture Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court.

(d)           The Secured Parties Collateral Agent shall be released from all duties under the Collateral Agent and Administrative Agent Appointment Deed, dated as of October 4, 2010, by and among the Secured Parties Collateral Agent, the Revolving Credit Facility Administrative Agent, the Senior Secured Notes Indenture Trustee, and the other parties thereto (the “Appointment Deed”), the Revolving Credit Agre ement and the Senior Secured Notes Indenture (or any other document entered into by the Secured Parties Collateral Agent in connection with its obligations thereunder); provided, however, that notwithstanding Confirmation Order or the occurrence of the Effective Date or subsection (a) of this Section 5.10, the Revolving Credit Agreement, the Senior Secured Notes Indenture, the Appointment Deed, or any other document entered in connection with the Secured Parties Collateral Agent’s obligations thereunder, shall continue in effect to the extent necessary to: (i) enforce the rights, Claims, and interests of the Secured Parties Collateral Agent vis-a-vis any parties other than the Debtors or their non-debtor affiliates, (ii) preserve any rights of the Secured Parties Collateral Agent to payment of fees, expenses, indemnification obligations and Liens securing such right to payment from or on any money or property to be distributed in respect to the Revolving Credit Agreement Claims and the Senior Secured Notes Claims under this Plan or from the Holders of Allowed Revolving Credit Agreement Claims or Allowed Senior Secured Notes Claims, (iii) permit the Secured Parties Collateral Agent to enforce any obligation owed to it under the Plan, and (iv) permit the Secured Parties Collateral Agent to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court.

5.11	Release of Liens.

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory liens, or lis pendens, or similar interests or documents. To the extent any of foregoing actions, whether arising prior to the Effective Date or thereafter, require action to be taken by the Secured Parties Collateral Agent, the Debtors or Reorganized Debtors, as applicable, shall pay the reasonable and documented fees and expenses of the Secured Parties Collateral Agent.

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5.12	Officers and Boards of Directors.

(a)           The composition of each board of managers, directors or similar governing body, as applicable, of the Reorganized Debtors, including the New Board, shall be disclosed prior to the entry of the Confirmation Order to the extent required by section 1129(a)(5) of the Bankruptcy Code.

(b)           The officers of each Reorganized Debtor shall be disclosed prior to the entry of the Confirmation Order to the extent required by section 1129(a)(5) of the Bankruptcy Code. On the Effective Date, the applicable Reorganized Debtors shall enter into new employment agreements with certain members of the management team.

(c)           Except to the extent that a member of the board of managers, directors or similar governing body of a Debtor continues to serve in such capacity on the Effective Date, such members of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such member will be deemed to have resigned or shall otherwise cease to be a manager or director of the applicable Debtor on the Effective Date without any further action required on the part of any such Debtor or member. Commencing on the Effective Date, each of the managers and directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

5.13	Management Incentive Plan.

The New Board shall adopt the Management Incentive Plan on, or as soon as reasonably practicable after, the Effective Date.

5.14	New Intercreditor Agreement.

On the Effective Date, the Exit Revolving Credit Facility Agent and the New Second Lien Convertible Notes Indenture Trustee shall enter into the New Intercreditor Agreement. Each lender under the Exit Revolving Credit Facility and each holder of the New Second Lien Convertible Notes shall be deemed to have directed the applicable agent, New Second Lien Convertible Notes Indenture Trustee or Exit Revolving Credit Facility Agent, as applicable, to execute the New Intercreditor Agreement and shall be bound to the terms of the New Intercreditor Agreement from and after the Effective Date as if it were a signatory thereto.

5.15	Registration Rights

On the Effective Date, the Registration Rights Parties shall enter into the Registration Rights Agreement. The Registration Rights Agreement shall provide, following the occurrence of an initial public offering of Reorganized CHC’s New Membership Interests, the Registration Rights Parties with certain demand registration rights, piggyback registration rights and shelf registration rights for the offer and resale of any New Second Lien Convertible Notes held by the Registration Parties, the New Membership Interests underlying the New Second Lien Convertible Notes and any New Membership Interests held by the Registration Rights Parties, including New Membership Interests held upon the conversion of the New Second Lien Convertible Notes. The Registration Rights Agreement shall contain customary terms and conditions, including, without limitation, provisions with respect to blackout periods.

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5.16	Rights Offering.

Following approval by the Bankruptcy Court of the Rights Offering Procedures, Reorganized CHC shall consummate the Rights Offering in accordance therewith. The Rights Offering shall be conducted, and the New Second Lien Convertible Notes shall be issued to the Eligible Offerees that exercise their respective Subscription Rights pursuant to the Rights Offering Procedures and the Plan. The consummation of the Rights Offering is conditioned on the consummation of the Plan, the Rights Offering Procedures and any other condition specified in the Backstop Agreement. Amounts held by the Subscription Agent with respect to the Rights Offering prior to the Effective Date shall not be entitled to any interest on account of such amounts. On the Effective Date, in exchange for providing the Backstop Commitment, and pursuant to the terms and conditions of the Backstop Agreement and the Support Agreements Approval Order, the Backstop Parties shall receive the New Second Lien Convertible Notes constituting the Put Option Premium.

5.17	Intercompany Interests.

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests shall be Reinstated and unaffected by this Plan and continue in place following the Effective Date.

5.18	Tax Matters.

Subject to definitive guidance from the U.S. Internal Revenue Service or a court of competent jurisdiction to the contrary, all parties (including the Reorganized Debtors, all holders of Allowed Senior Secured Notes Claims and Allowed Unsecured Notes Claims who receive New Second Lien Convertible Notes pursuant to this Plan, the New Second Lien Convertible Notes Indenture Trustee and all other parties to the New Second Lien Convertible Notes Indenture) shall, unless prohibited by applicable law, treat the New Second Lien Convertible Notes as equity for U.S. federal income tax purposes (that is not preferred stock for purposes of section 305 of the Tax Code), and the New Second Lien Convertible Notes Indenture shall so provide. To the extent permitted by applicable law, all parties shall report consistent therewith for U.S. state and local income tax purposes.

5.19	Separability.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in this Plan for purposes of economy and efficiency, this Plan constitutes a separate chapter 11 plan for each Debtor. Voting and distributions will be calculated and made on a Debtor-by-Debtor basis. If the Bankruptcy Court does not confirm this Plan with respect to one or more Debtors, it may still, with the consent of the Debtors, the Requisite Plan Sponsors and the Creditors’ Committee, confirm this Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

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5.20	Settlement of Claims and Controversies.

Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the Plan Distributions and other benefits provided under this Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Interest may have with respect to such Claim or Interest or any Plan Distribution on account thereof, including (i) the amount, value, and treatment of ABL Claims, Senior Secured Notes Claims, and Unsecured Notes Claims against the Debtors; (ii) the validity, extent and priority of the Liens securing the Senior Secured Notes; (iii) the value of the Debtors’ encumbered and unencumbered Assets; (iv) any potential adequate protection or diminution in value Claim by the holders of Senior Secured Notes; (v) any potential Claim to surcharge Collateral under section 506(c) of the Bankruptcy Code; (vi) the allocation of distributable value among the creditor classes; and (vii) the Plan Equity Value and the total enterprise value of the Debtors. In the event that, for any reason, the Confirmation Order is not entered or the Effective Date does not occur, the Debtors, the Plan Sponsors, the Creditors’ Committee, and the other Consenting Creditor Parties reserve all of their respective rights with respect to any and all disputes resolved and settled under the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of each of the compromises and settlements embodied in the Plan, and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders; and (ii) fair, equitable and within the range of reasonableness. The provisions of the Plan, including, without limitation, its release, injunction, exculpation and compromise provisions, are mutually dependent.

5.21	Limited Consolidation for Primary General Unsecured Claims Distribution.

(a)           Consistent with Section 5.20 hereof, this Plan provides for recoveries on account of Allowed Primary General Unsecured Claims in Class 7 from the Primary General Unsecured Claims Distribution, regardless of the Debtor entity against which such Allowed Primary General Unsecured Claims are asserted. The Debtors shall not be consolidated for any other purpose. To the extent necessary, the Plan shall serve as a motion seeking, and entry of the Confirmation Order shall constitute, the approval, pursuant to section 105(a) of the Bankruptcy Code and Bankruptcy Rule 9019, effective as of the Effective Date, of the limited consolidation for distribution on account of Primary General Unsecured Claims as provided in this section.

(b)           For the avoidance of doubt, the limited consolidation described in this Section shall only apply to distributions on account of Allowed Primary General Unsecured Claims and shall not impact, waive, or otherwise effect any Allowed Secondary General Unsecured Claims asserted against any Debtor or any recoveries on such Allowed Secondary General Unsecured Claims, if applicable. Providing distributions to holders of Allowed Primary General Unsecured Claims in the manner described in this Section shall not affect: (i) the legal and corporate structures of the Debtors; (ii) pre- and post-Effective Date guarantees, liens and security interests that are required to be maintained (a) in connection with contracts or leases that were entered into during the Chapter 11 Cases or Executory Contracts and Unexpired Leases that have been or will be assumed by the Debtors or (b) pursuant to this Plan; (iii) Intercompany Interests; (iv) distributions from any insurance policies or proceeds of such policies; or (v) the revesting of assets in the separate Reorganized Debtors. In addition, such consolidation shall not constitute a waiver of the mutuality requirement for setoff under section 553 of the Bankruptcy Code.

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(c)       The characterization of each General Unsecured Claim as a Primary General Unsecured Claim or a Secondary General Unsecured Claim for distribution purposes shall be reasonably determined by the Voting Agent and the Debtors or Reorganized Debtors, as applicable, subject to the reasonable consent of the Creditors’ Committee or the Post-Effective Date Committee, as applicable, or as otherwise ordered by the Bankruptcy Court.

5.22         Adjustment of Primary General Unsecured Claims Distribution and Secondary General Unsecured Claims Distribution.

Notwithstanding anything herein to the contrary, the Debtors may modify the allocation between and among the Secondary General Unsecured Claims Distribution and the Primary General Unsecured Claims Distribution, including between and among the Secondary Recovery Debtors identified on Exhibit C to the Disclosure Statement, to the extent necessary to satisfy the requirements of the Bankruptcy Code.

5.23	Restructuring Expenses.

On the Effective Date, or as soon as practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Restructuring Expenses incurred, or estimated to be incurred, through the Effective Date, in accordance with the terms of the applicable orders, engagement letters or other applicable contractual arrangements, but without regard to any notice or objection period as may be contained in such applicable orders, engagement letters, or other applicable arrangements, subject to adjustment, if necessary, for the actual Restructuring Expenses incurred.

ARTICLE VI.	DISTRIBUTIONS.

6.1	Distributions Generally.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of this Plan.

6.2	Plan Funding.

Plan Distributions of Cash shall be funded from the Debtors’ and the Reorganized Debtors’ Cash on hand as of the applicable date of such Plan Distribution.

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6.3	No Postpetition Interest on Claims.

Except as otherwise specifically provided for in this Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

6.4	Date of Distributions.

Unless otherwise provided in this Plan, any distributions and deliveries to be made under this Plan shall be made on the Effective Date or as soon thereafter as is practicable; provided, that the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate.

6.5	Distribution Record Date.

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims after the Distribution Record Date. Neither the Debtors, the Reorganized Debtors, nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors, the Reorganized Debtors, nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-debtor party to the applicable executory contract or unexpired lease, even if such non-debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

6.6	Disbursing Agent.

All distributions under this Plan shall be made by the Disbursing Agent on and after the Effective Date as provided herein. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.17 of this Plan.

6.7	Delivery of Distributions.

The Disbursing Agent will issue or cause to be issued, the applicable consideration under this Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by this Plan at: (i) the address of such holder on the books and records of the Debtors or their agents; or (ii) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.

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6.8	Unclaimed Property.

One year from the later of (a) the Effective Date and (b) the date that is ten (10) Business Days after the date a Claim is first Allowed, all distributions payable on account of Claim that are not deliverable and remain unclaimed shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Entity (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and filings with the Bankruptcy Court. Notwithstanding the foregoing, if any General Unsecured Claims Distributions remain unclaimed for one year after attempted distribution, such undeliverable distributions shall be distributed, Pro Rata, to the holders of Allowed General Unsecured Claims against the Debtor entity that made such undeliverable distributions in accordance with Section 6.1 hereof.

6.9	Satisfaction of Claims.

Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

6.10	Manner of Payment Under Plan.

Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under this Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

6.11	Fractional Shares and Notes and De Minimis Cash Distributions.

No fractional New Membership Interests shall be distributed. When any distribution would otherwise result in the issuance of a number of New Membership Interests that is not a whole number, the New Membership Interests subject to such distribution shall be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number; and (ii) fractions less than 1/2 shall be rounded to the next lower whole number. The total number of New Membership Interests to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for herein. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) New Membership Interest or Fifty Dollars ($50.00) in Cash. Fractional New Membership Interests that are not distributed in accordance with this section shall be returned to, and ownership thereof shall vest in, Reorganized CHC. The New Second Lien Convertible Notes and New Unsecured Notes each shall be issued in denominations of One Dollar ($1) or any integral multiples thereof and any other amounts shall be rounded down.

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6.12	No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in this Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.3 of this Plan.

6.13	Allocation of Distributions Between Principal and Interest.

Except as otherwise required by law (as reasonably determined by the Debtors), consideration received in respect of an Allowed Claim shall be allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest.

6.14	Exemption from Securities Laws.

(a)          The issuance of and the distribution under this Plan of the New Membership Interests and the New Unsecured Notes shall be exempt from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code. These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

(b)          The Rights Offering and the issuance and sale, as applicable, of the Subscription Rights and the New Second Lien Convertible Notes (and the New Membership Interests issuable upon conversation thereof) pursuant to the Rights Offering and to the Backstop Parties under the Backstop Agreement (including the New Second Lien Convertible Notes (and the New Membership Interests issuable upon the conversion thereof) comprising the Put Option Premium) is being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act and Regulation D thereunder. Such securities will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144 of the Securities Act.

6.15	Setoffs and Recoupments.

Each Debtor or Reorganized Debtor, as applicable, or such Entity’s designee, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim any and all Claims, rights, and Causes of Action that such Debtor or Reorganized Debtor or its successors may hold against the holder of such Allowed Claim; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any Claims, rights, or Causes of Action that a Reorganized Debtor or it successor or assign may possess against such holder.

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6.16	Rights and Powers of Disbursing Agent.

(a)          The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of this Plan.

(b)          To the extent the Disbursing Agent is an Entity other than a Debtor or Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

6.17	Withholding and Reporting Requirements.

(a)          In connection with this Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors and the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under this Plan shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan.

(b)          Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. The Reorganized Debtors and the Disbursing Agent have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

(c)          The Reorganized Debtors and the Disbursing Agent may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority. If the Reorganized Debtors or the Disbursing Agent make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

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ARTICLE VII.	PROCEDURES FOR RESOLVING CLAIMS.

7.1	Disputed Claims Generally.

Except insofar as a Claim is Allowed under the Plan, the Debtors or the Reorganized Debtors, as applicable, shall be entitled to object to Claims. Any objections to Claims shall be served and filed on or before: (a) the one-hundred and eightieth (180th) day following the later of (i) the Effective Date and (ii) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim; or (b) such later date as may be fixed by the Bankruptcy Court.

7.2	Objections to Professional Fee Claims.

Any objections to Professional Fee Claims shall be served and filed (a) no later than thirty (30) days after the filing of the final applications for compensation or reimbursement by the applicable Professional Person or (b) such later date as ordered by the Bankruptcy Court.

7.3	Estimation of Claims.

The Debtors or the Reorganized Debtors, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

7.4	Claim Resolution Procedures Cumulative.

All of the objection, estimation, and resolution procedures in this Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with this Plan by any mechanism approved by the Bankruptcy Court.

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7.5	Resolution of Disputed Claims

On and after the Effective Date, the Reorganized Debtors shall have the authority to litigate, compromise, settle, otherwise resolve or withdraw any objections to all Claims against the Debtors and to compromise and settle any such Disputed Claims without notice to or approval by the Bankruptcy Court or any other party; provided, however, that for so long as the Post-Effective Date Committee is in existence, the Post-Effective Date Committee shall have (i) consultation rights for the settlement of any General Unsecured Claims filed or asserted in the amount of Five Million Dollars ($5,000,000) or more and (ii) reasonable consent rights with respect to any settlement of a General Unsecured Claim that is settled for an Allowed General Unsecured Claim in excess of Five Million Dollars ($5,000,000). In the event the Post-Effective Date Committee does not consent to any such Claim settlement, the Reorganized Debtors shall have the right to seek approval of such Claim settlement by the Bankruptcy Court pursuant to Bankruptcy Rule 9019. Upon request, the Debtors or the Reorganized Debtors shall also provide the Post-Effective Date Committee with a spreadsheet of all General Unsecured Claims, which shall include the filed Claim amounts and any objections asserted thereto.

7.6	No Distributions Pending Allowance.

No payment or distribution provided under this Plan shall be made on account of a Disputed Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

7.7	Disputed Claims Reserve

(a)          There shall be withheld from the New Membership Interests and New Unsecured Notes to be distributed to holders of Allowed General Unsecured Claims an amount of New Membership Interests and New Unsecured Notes that would be distributable to Disputed General Unsecured Claims had such Disputed Claims been Allowed on the Effective Date, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the Disputed Claims Reserve). There shall also be withheld Cash in an amount that would be distributable to any Disputed Convenience Claims had such Disputed Claims been Allowed on the Effective Date, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the Disputed Claims Reserve). The Disbursing Agent shall hold in the Disputed Claims Reserve all dividends, payments, and other distributions made on account of, as well as any obligations arising from, property held in the Disputed Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise, and such dividends, payments, or other distributions shall be held for the benefit of (i) holders of Disputed General Unsecured Claims against any of the Debtors whose Claims are subsequently Allowed, (ii) holders of New Unsecured Notes pending resolution of distributions to holders of Allowed Convenience Claims, (iii) holders of Disputed Convenience Claims against any of the Debtors whose Claims are subsequently Allowed, and (iv) other parties entitled thereto hereunder.

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(b)          The Debtors intend to seek a determination by the Bankruptcy Court of the estimated amount (either on an individual or aggregate basis) of Disputed General Unsecured Claims and the Disputed Convenience Claims for purposes of determining the amount of the Disputed Claims Reserve attributable to such Disputed Claims. The New Membership Interests held in the Disputed Claims Reserve pursuant to this Section 7.7 shall be deemed voted by the Disbursing Agent proportionally in the same manner as any outstanding New Membership Interests held by parties other than the Disbursing Agent are voted. The Disbursing Agent shall be responsible for payment, out of the assets of the Disputed Claims Reserve, of any taxes imposed on the Disputed Claims Reserve or its assets. In the event, and to the extent, any Cash in the Disputed Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets of the Disputed Claims Reserve (including any income that may arise upon the distribution of the assets in the Disputed Claims Reserve), assets of the Disputed Claims Reserve may be sold to pay such taxes. To the extent that a Disputed General Unsecured Claim becomes an Allowed Claim after the Effective Date, the Disbursing Agent shall distribute to the holder thereof the distribution, if any, of the New Membership Interests and New Unsecured Notes to which such holder is entitled hereunder out of the Disputed Claims Reserve. To the extent that a Disputed Convenience Claim becomes an Allowed Claim after the Effective Date, the Disbursing Agent shall distribute to the holder thereof the distribution, if any, of Cash to which such holder is entitled hereunder out of the Disputed Claims Reserve. No interest shall be paid with respect to any Disputed Convenience Claim or any Disputed General Unsecured Claim that becomes an Allowed Claim after the Effective Date.

(c)          In the event the New Membership Interests and New Unsecured Notes remaining in the Disputed Claims Reserve are insufficient to satisfy all the Disputed Claims that have become Allowed and are due to be satisfied with distributions from the Disputed Claims Reserve, such Disputed Claims shall be satisfied Pro Rata or ratably, as applicable, from the Disputed Claims Reserve consistent with the proportional recoveries provided by the Plan and as set forth in Exhibit C to the Disclosure Statement. After all New Membership Interests and New Unsecured Notes have been distributed from the Disputed Claims Reserve, no further distributions shall be made in respect of Disputed Claims. At such time as all Disputed Claims have been resolved, any remaining New Membership Interests and New Unsecured Notes in the Disputed Claims Reserve shall be shall be released from the Disputed Claims Reserve for distribution in accordance with Sections 4.7 and 5.8 hereof.

7.8	Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

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ARTICLE VIII.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1	Assumption and Rejection of Executory Contracts and Unexpired Leases.

(a)          As of and subject to the occurrence of the Effective Date, all executory contracts and unexpired leases to which the Debtors are party shall be deemed rejected except for an executory contract or unexpired lease that (i) has previously been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (ii) is specifically designated on the Schedule of Assumed Contracts and Leases filed and served prior to commencement of the Confirmation Hearing, (iii) is specifically designated on the Schedule of Rejected Contracts and Leases filed and served prior to commencement of the Confirmation Hearing, (iv) is specifically designated on the Schedule of Assumed Aircraft Leases filed and served prior to commencement of the Confirmation Hearing, (v) is specifically designated on the Schedule of Rejected Aircraft Leases filed and served prior to commencement of the Confirmation Hearing, or (vi) is the subject of a separate (A) assumption motion filed by the Debtors or (B) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date. The Debtors reserve the right the modify the treatment of any particular executory contract or unexpired lease pursuant to this Plan, and any such modification shall be reasonably acceptable to the Debtors, the Requisite Plan Sponsors, and the Creditors’ Committee.

(b)          Subject to the occurrence of the Effective Date, the payment of any applicable Cure Amount, and the resolution of any Cure Dispute, the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections, assumptions, and assumptions and assignments provided for in this Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated or provided in a separate order of the Bankruptcy Court, rejections or assumptions or assumptions and assignments of executory contracts and unexpired leases pursuant to this Plan are effective as of the Effective Date. Each executory contract and unexpired lease assumed pursuant to this Plan or by order of the Bankruptcy Court but not assigned to a third party before the Effective Date shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

(c)          Unless otherwise provided herein or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed or assumed and assigned shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed in the Schedule of Assumed Contracts and Leases or Schedule of Assumed Aircraft Leases.

(d)          Notwithstanding anything to the contrary contained in this Plan, subject to the terms and conditions of the Milestone Term Sheet as approved by the Bankruptcy Court, on the Effective Date, (i) the Milestone Committed Aircraft Lease Agreements shall be assumed and shall vest in and be fully enforceable against applicable Reorganized Debtor; (ii) any guarantee agreement or other Definitive Restructuring Document (as defined in the Milestone Term Sheet) that is not an executory contract, shall be reinstated pursuant to section 1123(a)(2) of the Bankruptcy Code and shall vest in and be fully enforceable against the applicable Reorganized Debtor; and (iii) the Milestone Incremental Aircraft Lease Agreements shall vest in and be fully enforceable against the applicable Reorganized Debtor.

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8.2	Determination of Cure Disputes and Deemed Consent.

(a)          The Debtors shall file, as part of the Plan Supplement, the Schedule of Assumed Contracts and Leases and the Schedule of Assumed Aircraft Leases, which, if and where applicable, will indicate whether the executory contract or lease is also being assigned and to whom, and shall simultaneously serve a Cure Notice on parties to executory contracts or unexpired leases to be assumed or, if applicable, assigned, reflecting the Debtors’ intention to assume or assume and assign the contract or lease in connection with this Plan and, where applicable, setting forth the proposed Cure Amount (if any).

(b)          With respect to each executory contract or unexpired lease to be assumed or assumed and assigned by the Debtors, unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, the dollar amount required to Cure any defaults of the Debtors existing as of the Confirmation Date shall be the Cure Amount set in the Cure Notice. The Cure Amount shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption of the relevant executory contract or unexpired lease. Upon payment in full of the Cure Amount, any and all proofs of Claim based upon an executory contract or unexpired lease that has been assumed in the Chapter 11 Cases or hereunder shall be deemed Disallowed and expunged without any further notice to or action by any party or order of the Bankruptcy Court.

(c)          If there is a dispute regarding (i) any Cure Amount, (ii) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption or assumption and assignment, such dispute shall be heard by the Bankruptcy Court prior to such assumption or assumption and assignment being effective. Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption or assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within fifteen (15) days of the Debtors’ notice of intent to assume or assume and assign, shall be deemed to have consented to such assumption or assumption and assignment and the Cure Amount (even if Zero Dollars ($0)), and shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or assumption and assignment or the amount of such Cure Amount thereafter.

8.3	Rejection

In the event that the rejection of an executory contract or unexpired lease hereunder results in damages to the other party or parties to such contract or lease, any Claim for such damages, if not heretofore evidenced by a timely filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective Estates, properties or interests in property, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Debtors or the Reorganized Debtors, as applicable, no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of the rejection of such executory contract or unexpired lease, as set forth on the Schedule of Rejected Contracts and Leases or on the Schedule of Rejected Aircraft Leases or order of the Bankruptcy Court. The Confirmation Order shall constitute the Bankruptcy Court’s approval of the rejection of all the leases and contracts identified in the Schedule of Rejected Contracts and Leases, the Schedule of Rejected Contracts and Leases, and Schedule of Rejected Aircraft Leases.

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8.4	Survival of the Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, or other organizational documents and agreements to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired, or otherwise affected by this Plan; provided, that the Reorganized Debtors shall not indemnify any person for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes fraud, gross negligence, or willful misconduct. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under this Plan and shall continue as obligations of the Reorganized Debtors.

8.5	Compensation and Benefit Plans.

The Debtors shall file, as part of the Plan Supplement, the Schedule of Assumed Compensation and Benefit Plans. Unless otherwise provided in this Plan, all employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, in each case to the extent specifically listed on the Schedule of Assumed Compensation and Benefit Plans, are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code. Any such policy, plan, or program not specifically listed on the Schedule of Assumed Compensation and Benefit Plans shall be deemed rejected. For the avoidance of doubt, any awards granted under the Management Incentive Plan will be governed by such plan and will not be subject to any provisions of the foregoing assumed plans, programs, or arrangements.

8.6	Insurance Policies.

All insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts, shall be assumed by the applicable Debtor, and shall vest in the Reorganized Debtors and continue in full force and effect thereafter in accordance with their respective terms.

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8.7	Reservation of Rights.

(a)          The Debtors may amend the Schedule of Assumed Contracts and Leases, the Schedule of Rejected Contracts and Leases, the Schedule of Assumed Aircraft Leases, and the Schedule of Rejected Aircraft Leases and any Cure Notice through 4:00 p.m. (Central Time) on the Business Day immediately prior to the commencement of the Confirmation Hearing in order to (i) add, delete, or reclassify any executory contract or unexpired lease or amend a proposed assignment and /or (ii) amend the proposed Cure; provided, however, that if the Confirmation Hearing is adjourned for a period of more than two (2) consecutive calendar days, the Debtors’ right to amend such schedules and notices shall be extended to 4:00 p.m. (Central Time) on the Business Day immediately prior to the adjourned date of the Confirmation Hearing, with such extension applying in the case of any and all subsequent adjournments of the Confirmation Hearing. For the avoidance of doubt, any such amendments shall be reasonably acceptable in all respects to the Debtors, the Requisite Plan Sponsors, and the Creditors’ Committee.

(b)          Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates have any liability thereunder.

(c)          Except as otherwise provided in this Plan, or in a previously entered order of the Bankruptcy Court, nothing shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(d)          Nothing in this Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(e)          If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE IX.	CONDITIONS PRECEDENT TO THE OCCURRENCE OF THE EFFECTIVE DATE.

9.1	Conditions Precedent to the Effective Date.

The Effective Date shall not occur unless all of the following conditions precedent have been satisfied or waived in accordance with Section 9.2 of this Plan:

(a)            the Plan Documents are reasonably acceptable in all respects to (a) the Debtors, the Requisite Plan Sponsors, and the Creditors’ Committee and (b) the Individual Creditor Parties and the Milestone Parties, solely to the extent and under the circumstances provided for pursuant to Section 2(b) of the Plan Support Agreement; provided, however, any Plan Documents regarding organizational and governance matters of the Reorganized Debtors and Reorganized CHC, including, without limitation, the Reorganized CHC Operating Agreement, the Registration Rights Agreement, the Amended Certificate of Incorporation and the Amended By-Laws, shall be acceptable in all respects to the Requisite Plan Sponsors in their sole discretion, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties);

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(b)            the Debtors maintain unrestricted cash liquidity (i.e., cash, cash equivalents and unrestricted availability under any financing arrangement for general working capital purposes), without regard to the proceeds from the Rights Offering, in the amount set forth on Schedule 6(a)(xix) of the Plan Support Agreement (after accounting for payments to be made in connection with the Effective Date), or such lesser amount as reasonably determined by the Debtors, the Requisite Plan Sponsors and the Creditors’ Committee;

(c)	the Plan Support Agreement is in full force and effect;

(d)	the conditions to effectiveness of the Backstop Agreement have been satisfied or waived in accordance with the terms thereof, and the Backstop Agreement is in full force and effect and binding on all parties thereto;

(e)           the Bankruptcy Court has entered the Confirmation Order and it is a Final Order, and which order is in all respects reasonably acceptable to the Debtors, Requisite Plan Sponsors and the Creditors’ Committee and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties;

(f)           all Restructuring Expenses have been paid in accordance with Section 5.23 hereof

(g)          all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in this Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

(h)          the Confirmation Order has been recognized by the Canadian Court pursuant to the Canadian Recognition Proceeding; and

(i)            the Cayman Proceedings have been completed.

9.2	Waiver of Conditions Precedent.

(a)           Each of the Conditions Precedent to the occurrence of the Effective Date may be waived subject to the written consent, which shall not be unreasonably withheld, of the Debtors, the Requisite Plan Sponsors, and the Creditors’ Committee and, to the extent such waiver (i) materially, adversely, disproportionately, and directly impacts the treatment of any Claims of the Individual Creditor Parties, the consent of the Individual Creditor Parties, which shall not be unreasonably withheld, and (ii) materially and directly impacts the rights, interests of the Milestone Parties under the Milestone Term Sheet (including any agreements contemplated therein or related thereto) and the PK Financing Documents, the consent of Milestone, which shall not be unreasonable withheld. If any such condition precedent is waived pursuant to this Section and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied. If this Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.19 of this Plan, only the conditions applicable to the Debtor or Debtors for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.

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(b)            The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

ARTICLE X.	EFFECT OF CONFIRMATION.

10.1	Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of this Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is impaired under this Plan and whether such holder has accepted this Plan.

10.2	Vesting of Assets.

Except as otherwise provided in this Plan, on and after the Effective Date, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors under or in connection with this Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and Interests. Subject to the terms of this Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Confirmation Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

10.3	Discharge of Claims Against and Interests in the Debtors.

Upon the Effective Date and in consideration of the distributions to be made under this Plan, except as otherwise provided in this Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any successor, assign, and affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided in this Plan, upon the Effective Date, all such holders of Claims and Interests and their successors, assigns, and affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

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10.4	Term of Pre-Confirmation Injunctions and Stays.

Unless otherwise provided in this Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5	Injunction Against Interference with Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Interests and all other parties in interest, along with their respective successors and assigns and present and former affiliates, employees, agents, officers, directors, and principals, shall be enjoined from taking any action to interfere with the implementation or the occurrence of the Effective Date.

10.6	Plan Injunction.

(a)             Except as otherwise provided in this Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, that nothing contained herein shall preclude such Entities who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan and the Plan Documents and the Cayman Proceedings.

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(b)          By accepting distributions pursuant to this Plan, each holder of an Allowed Claim or Allowed Interest will be deemed to have affirmatively and specifically consented to be bound by this Plan, including the injunctions set forth in this Section.

10.7       Releases.

(a)          Releases by the Debtors. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents and the Cayman Proceedings, for good and valuable consideration, including the contributions and service of the Released Parties to the Chapter 11 cases, the reorganization of the Debtors, and the implementation of the Restructuring, the adequacy of which is hereby confirmed, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the transactions contemplated by Section 5.2 hereof, the Disclosure Statement, the the Rights Offering, the Support Agreements, and this Plan and related agreements, instruments, and other documents (including the Plan Supplement and other Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, willful misconduct, or gross negligence; provided, however, that the releases provided for herein shall not affect any settlement approved or subject to approval by the Bankruptcy Court to the extent any releases provided for in such settlement differ from the releases contained in this Section 10.7(a).

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(b)          Releases by Holders of Claims and Interests. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan, the Plan Documents, and the Cayman Proceedings, for good and valuable consideration, including the contributions and service of the Released Parties to the Chapter 11 Cases, the reorganization of the Debtors, and the implementation of the Restructuring, the adequacy of which is hereby confirmed, and except as otherwise provided in this Plan or in the Confirmation Order, as an integral component of this Plan, the Released Parties are deemed forever released and discharged by the Releasing Parties, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the transactions contemplated by Section 5.2 hereof, the Disclosure Statement, the Rights Offering, the Support Agreements, and this Plan and related agreements, instruments, and other documents (including the Plan Supplement and other Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, willful misconduct, or gross negligence; provided, however, that, for the avoidance of doubt, the releases provided for herein shall not release any claim against any non-Debtor that has been asserted by the named plaintiff or any member of the class (provided that such class member does not timely opt out of the class) in Rudman v. CHC Group et al., 15-cv-3773-LAK, pending in the United States District Court for the Southern District of New York.

10.8       Exculpation.

To the extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Rights Offering, the Support Agreements, the transactions contemplated by Section 5.2 hereof, this Plan and all related agreements, instruments, and other documents (including the Plan Supplement and other Plan Documents), or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the issuance of securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except to the extent arising out of or related to any act or omission of an Exculpated Party that is a criminal act or constitutes intentional fraud, willful misconduct or gross negligence. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability. For the avoidance of doubt, nothing in this Plan or the Confirmation Order is intended to affect the police or regulatory activities of governmental agencies.

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10.9       Injunction Related to Releases and Exculpation.

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released or exculpated pursuant to this Plan.

10.10    Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments thereof under this Plan take into account and conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.11    Waiver of Certain Avoidance Actions

On the Effective Date, the Reorganized Debtors shall be deemed to waive and release all Avoidance Actions against non-insider trade vendors and employees of Reorganized CHC as of the Effective Date.

10.12    Retention of Causes of Action and Reservation of Rights.

Except as expressly provided in Section 10.11 of this Plan, and subject to Sections 10.7, 10.8, and 10.9 of this Plan, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law. Subject to Sections 10.7, 10.8, and 10.9 of this Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

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10.13     Ipso Facto and Similar Provisions Ineffective.

Any term of any policy, contract, or other obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of this Plan, including any change of control that will occur as a result of such consummation; (d) any change of control resulting from the issuance, or mandatory conversion of the New Second Lien Convertible Notes; (e) any change of control resulting from the Cayman Proceedings; or (f) the Restructuring.

ARTICLE XI.	RETENTION OF JURISDICTION.

11.1       Retention of Jurisdiction.

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:

(a)          to hear and determine applications for the assumption of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;

(b)          to determine any motion, adversary proceeding, application, contested matter, and other litigated matter in the Chapter 11 Cases pending on or commenced after the entry of the Confirmation Order;

(c)          to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d)          to ensure that distributions to holders of Allowed Claims are accomplished as provided in this Plan and the Confirmation Order and pursuant to the Cayman Proceedings;

(e)          to consider, if necessary, Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f)           to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)          to issue and enforce injunctions and releases, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

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(h)        to hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)          to hear and determine all Professional Fee Claims;

(j)          to resolve disputes concerning Disputed Claims and any reserves with respect to Disputed Claims or the administration thereof;

(k)         to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, the Support Agreements, any transactions or payments in furtherance of either, or any agreement, instrument, or other document governing or related to any of the foregoing;

(l)          to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release, exculpation, or injunction provisions set forth in this Plan, or to maintain the integrity of this Plan following the occurrence of the Effective Date;

(m)        to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)         to hear and determine any disputes with the Post-Effective Date Committee as provided herein;

(o)         to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of taxes under section 505(b) of the Bankruptcy Code);

(p)         to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(q)         to hear and determine any disputes arising in connection with the interpretation, implementation, or enforcement of any Postpetition Aircraft Agreement;

(r)         to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(s)         to recover all Assets of the Debtors and property of the Estates, wherever located; and

(t)          to enter a final decree closing each of the Chapter 11 Cases.

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ARTICLE XII.	MISCELLANEOUS PROVISIONS.

12.1       Amendments.

(a)           Plan Modifications. This Plan may be amended, modified, or supplemented by the Debtors, subject to the consent rights set forth in the Plan Support Agreement, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to this Plan, the Debtors, subject to the consent rights set forth in the Plan Support Agreement, may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

(b)          Certain Technical Amendments. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court, subject to the consent rights set forth in the Plan Support Agreement; provided, that such technical adjustments and modifications do not adversely affect the treatment of holders of Allowed Claims or Allowed Interests under this Plan.

12.2       Revocation or Withdrawal of Plan.

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors, subject to the consent rights set forth in, and the terms and conditions of, the Plan Support Agreement. If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of such Debtor or any other Person or Entity; or (iii) constitute an admission of any sort by any Debtor or any other Person or Entity.

12.3       Dissolution of Creditors’ Committee

Except to the extent provided herein, upon the Effective Date, the current and former members of the Creditors’ Committee, and their respective officers, employees, counsel, advisors and agents, shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases; provided, however, that following the Effective Date, the Creditors’ Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (1) Claims and/or applications for compensation by Professionals and requests for allowance of Administrative Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; (2) any appeals of the Confirmation Order, (3) any appeals to which the Creditors’ Committee is a named party; (4) any adversary proceedings or contested matters as of the Effective Date to which the Creditors’ Committee is a named party; and (5) responding to creditor inquiries for fourteen (14) days following the Effective Date. Following the completion of the Creditors’ Committee’s remaining duties set forth above, the Creditors’ Committee shall be dissolved, and the retention or employment of the Creditors’ Committee’s respective attorneys, accountants and other agents shall terminate.

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12.4       Post-Effective Date Committee

So long as the Creditors’ Committee does not terminate its obligations under the Plan Support Agreement, a Post-Effective Date Committee shall be formed on the Effective Date, with its rights as set forth in Section 7.5 hereof. The Post-Effective Date Committee shall consist of three (3) members appointed by and from the Creditors’ Committee and may adopt by-laws governing its conduct. The Reorganized Debtors will reimburse the Post-Effective Date Committee and its members (in such capacity) for reasonable and documented fees and out-of-pocket expenses, subject to the Post-Effective Date Committee Fee Cap. Unless the Post-Effective Date Committee votes to disband earlier, the existence of the Post-Effective Date Committee, and all rights and powers associated therewith, shall terminate on the date on which all Disputed General Unsecured Claims have been resolved.

12.5       Exemption from Certain Transfer Taxes.

Pursuant to section 1146 of the Bankruptcy Code, the issuance, transfer, or exchange of any security or other property hereunder, including, to the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under this Plan, including pursuant to the transactions contemplated by Section 5.2 hereof, and any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, and any transfer of title to or ownership of any of the Debtors’ interests in any Aircraft Equipment, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax. In furtherance thereof, and to the fullest extent permitted by applicable law, any such issuance, transfer, or exchange shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code.

12.6       Payment of Statutory Fees.

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code shall be paid on the Effective Date, or as soon as practicable thereafter, by the Debtors or Reorganized Debtors. Quarterly fees owed to the U.S. Trustee shall be paid when due in accordance with applicable law and the Debtors and Reorganized Debtors shall continue to file reports to show the calculation of such fees for the Debtors’ Estates until the Chapter 11 Cases are closed under section 350 of the Bankruptcy Code. Each and every one of the Debtors shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case is closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

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12.7      Severability.

Subject to Section 5.19 of this Plan, if, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of this Plan shall remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with this Section, is valid and enforceable pursuant to its terms.

12.8       Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.9       Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the Plan Documents shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, the Exculpated Parties, and each of their respective successors and assigns.

12.10     Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such Entity.

12.11     Entire Agreement.

On the Effective Date, this Plan, the Plan Supplement, the Confirmation Order and the Cayman Proceedings shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan; provided, however, the Plan Support Agreement and Backstop Agreement shall not be so superseded solely to the extent such agreements contain covenants or other obligations that apply to the period after the Effective Date.

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12.12    Computing Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth in this Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.13     Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to this Plan (including the Plan Supplement) are incorporated into and are a part of this Plan as if set forth in full herein.

12.14    Expedited Tax Determination.

The Reorganized Debtors may request an expedited determination of U.S. federal, state, or local taxes under section 505(b) of the Bankruptcy Code for all returns filed on or on behalf of the Debtors or the Reorganized Debtors for all taxable periods through the Effective Date.

12.15    Notices.

All notices, requests, and demands to or upon the Debtors or Reorganized Debtors, as applicable, shall be in writing (including by email transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered, addressed as follows:

(a)         If to the Debtors or Reorganized Debtors:

CHC Group Ltd.

600 E. Las Colinas Blvd., Suite 1000

Irving, Texas 75039

Attn: Hooman Yazhari

Telephone:    (214) 262-7300

Email: hooman.yazhari@chc.ca

– and –

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:      Gary T. Holtzer, Esq.

Kelly DiBlasi, Esq.

Telephone: (212) 310-8000

Email:    gary.holtzer@weil.com

kelly.diblasi@weil.com

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– and –

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attn:       Stephen A. Youngman, Esq.

Telephone:    (214) 746-7770

Email: stephen.youngman@weil.com

(b)          If to the Plan Sponsors:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park, Bank of America Tower

New York, NY 10036

Attn:       Michael S. Stamer, Esq.

James Savin, Esq.

Jason Rubin, Esq.

Telephone: (212) 872-1000

Email: mstamer@akingump.com

jsavin@akingump.com

jrubin@akingump.com

(c)          If to the Creditors’ Committee:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attn:      Douglas Mannal, Esq.

Anupama Yerramalli, Esq.

Rachael Ringer, Esq.

Telephone: (212) 715-9100

Email:    dmannal@kramerlevin.com

ayerramalli@kramerlevin.com

rringer@kramerlevin.com

– and –

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Gardere Sewell Wynne LLP

3000 Thanksgiving Tower

1601 Elm Street

Dallas, Texas 75201

Attn:       Marcus Helt, Esq.

Telephone: (214) 999-3000

Email: mhelt@gardere.com

(d)          If to the Individual Creditor Parties:

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Attn: Steven B. Levine, Esq.

Email: SLevine@brownrudnick.com

(e)         If to Milestone:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attn: Michael G. Burke

Email: mgburke@sidley.com

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

12.16    Reservation of Rights.

Except as otherwise provided herein, this Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order. None of the filing of this Plan, any statement or provision of this Plan, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

[The balance of this page has been intentionally left blank.]

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CHC Group Ltd.	CHC Holding NL B.V.
6922767 Holding SARL	CHC Hoofddorp B.V.
Capital Aviation Services B.V.	CHC Leasing (Ireland) Limited
CHC Cayman ABL Borrower Ltd.	CHC Netherlands B.V.
CHC Cayman ABL Holdings Ltd.	CHC Norway Acquisition Co AS
CHC Cayman Investments I Ltd.	Heli-One (Netherlands) B.V.
CHC Den Helder B.V.	Heli-One (Norway) AS
CHC Global Operations (2008) ULC	Heli-One (U.S.) Inc.
CHC Global Operations Canada (2008) ULC	Heli-One (UK) Limited
CHC Global Operations International ULC	Heli-One Canada ULC
CHC Helicopter (1) S.à r.l.	Heli-One Holdings (UK) Limited
CHC Helicopter (2) S.à r.l.	Heli-One Leasing (Norway) AS
CHC Helicopter (3) S.à r.l.	Heli-One Leasing ULC
CHC Helicopter (4) S.à r.l.	Heli-One USA Inc.
CHC Helicopter (5) S.à r.l.	Heliworld Leasing Limited
CHC Helicopter Australia Pty Ltd	Integra Leasing AS
CHC Helicopter Holding S.à r.l.	Lloyd Bass Strait Helicopters Pty. Ltd.
CHC Helicopter S.A.	Lloyd Helicopter Services Limited
CHC Helicopters (Barbados) Limited	Lloyd Helicopter Services Pty. Ltd.
CHC Helicopters (Barbados) SRL	Lloyd Helicopters International Pty. Ltd.
CHC Holding (UK) Limited	Lloyd Helicopters Pty. Ltd.
Management Aviation Limited

By:	/s/ Robert Del Genio
	Name: Robert Del Genio	fv
Title: Chief Restructuring Officer

[SECOND AMENDED JOINT CHAPTER 11 PLAN OF CHC GROUP LTD. AND ITS AFFILIATED DEBTORS]